Exhibit 4.43

EXECUTION COPY

MOHEGAN TRIBAL GAMING AUTHORITY

ISSUER

11 1/2% SECOND LIEN SENIOR SECURED NOTES DUE 2017

INDENTURE

Dated as of October 26, 2009

Mohegan Tribal Gaming Authority of The Mohegan Tribe of Indians of Connecticut

The Mohegan Tribe of Indians of Connecticut

the Subsidiary Guarantors

U.S. Bank National Association

Trustee

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ARTICLE 12

COVENANTS OF THE TRIBE

Section 12.01.	Covenants of the Tribe	110
Section 12.02.	Additional Covenants of the Tribe	112

ARTICLE 13

MISCELLANEOUS

Section 13.01.	Limitations on Management Activities	113
Section 13.02.	Notices	114
Section 13.03.	[Intentionally Omitted]	115
Section 13.04.	Certificate and Opinion as to Conditions Precedent	115
Section 13.05.	Statements Required in Certificate or Opinion	116
Section 13.06.	Rules by Trustee and Agents	116
Section 13.07.	Dispute Resolution and Consent to Suit	116
Section 13.08.	No Personal Liability of Directors, Officers, Employees and Stockholders	117
Section 13.09.	Governing Law	118
Section 13.10.	No Adverse Interpretation of Other Agreements	118
Section 13.11.	Successors	118
Section 13.12.	Severability	118
Section 13.13.	Counterpart Originals	118
Section 13.14.	Table of Contents, Headings, etc.	118

SCHEDULES

Schedule I	Mortgaged Property

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF SUBSIDIARY GUARANTEE ON NOTE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

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INDENTURE dated as of October 26, 2009 by and among the Mohegan Tribal Gaming Authority of The Mohegan Tribe of Indians of Connecticut (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Subsidiary Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).

The Authority, the Subsidiary Guarantors, the Tribe and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 11 1/2% Second Lien Senior Secured Notes due 2017:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means the Authority’s 11 1/2% Second Lien Senior Secured Notes due 2017 issued under this Indenture other than Initial Notes.

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Subsidiary Guarantee, of such Subsidiary Guarantor at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Subsidiary Guarantee), excluding Indebtedness in respect of the Subsidiary Guarantee, as they become absolute and matured.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Cedel that apply to such transfer or exchange.

“Asset Sale” means: (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and 5.01 and not by Section 4.10 hereof; and (ii) the issuance by the Authority or any of its Restricted Subsidiaries of Equity Interests of any of the Authority’s or its Restricted Subsidiaries’ Restricted Subsidiaries or the sale by the Authority or any of its Subsidiaries of any Equity Interests in any of their respective Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales: (i) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to the Authority and its Restricted Subsidiaries of less than $1.0 million; (ii) a transfer of assets between or among the Authority and its Wholly Owned Restricted Subsidiaries; (iii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Authority or to another Wholly Owned Restricted Subsidiary; (iv) a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof; (v) any Event of Loss, whether involving Collateral or not; (vi) the Permitted Pocono Transaction; and (vii) any lease or sublease permitted by Section 4.24 hereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authority” means the Mohegan Tribal Gaming Authority together with any subdivision, agency or subunit that has no separate legal existence from the Mohegan Tribal Gaming Authority, and any successor and assignee thereto.

“Bank Credit Facility” means that certain Third Amended and Restated Loan Agreement, dated as of December 10, 2008, by and among the Authority, the Tribe, the lenders thereunder, Bank of America, N.A. as Administrative Agent and L/C Issuer, RBS Citizens N.A. and Calyon New York Branch as Co-Syndication Agents and Citicorp North America, Inc. and Wells Fargo Bank, N.A. as Co-Documentation Agents referred to therein, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“BIA” means the Bureau of Indian Affairs.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding any interest under the Relinquishment Agreement.

“Cash Equivalents” means: (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson BankWatch Rating of “B” or better; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within six months after the date of acquisition; and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

“Cedel” means Cedel Bank, SA.

“Change of Control” means the occurrence of any of the following: (i) the Authority ceases to be a wholly owned unit, instrumentality or subdivision of the government of the Tribe; (ii) the Authority ceases to have the exclusive legal right to operate the Resort; (iii) the Authority fails to remain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days; or (iv) the Authority sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into, any other Person.

“Collateral” means and includes all present and future right, title and interest of the Authority or any Guarantor in or to any property whatsoever, and all rights and powers of the Authority or any Guarantor to transfer any interest in or to any property whatsoever, including, without limitation, any and all of the following property:

(i) all present and future accounts, accounts receivable, agreements, contracts, leases, contract rights, payment intangibles, rights to payment, instruments, documents, chattel paper (whether tangible or electronic), security agreements, guaranties, letter-of-credit rights, undertakings, surety bonds, insurance policies, notes and drafts, and all forms of obligations owing to the Authority or any Guarantor or in which the Authority or any Guarantor may have any interest, however created or arising;

(ii) all present and future general intangibles, all tax refunds of every kind and nature to which the Authority or any Guarantor now or hereafter may become entitled, however arising, all other refunds, and all deposits, goodwill, choses in action, trade secrets, computer programs, software, customer lists, trademarks (including any applications therefor), trade names, service marks, patents, licenses, copyrights (including any applications therefor), technology, processes, proprietary information and insurance proceeds;

(iii) all present and future Operating Accounts of the Authority or any Guarantor, and all money, cash and Cash Equivalents of the Authority or any Guarantor, whether or not deposited in any such Operating Accounts;

(iv) all present and future books and records, including, without limitation, books of account and ledgers of every kind and nature, all electronically recorded data relating to the Authority or any Guarantor or their business, all receptacles and containers for such records, and all files and correspondence (the “Books and Records”);

(v) all present and future goods, including, without limitation, all consumer goods, farm products, inventory, equipment, gaming devices and associated equipment, machinery, tools, molds, dies, furniture, furnishings, trade fixtures, motor vehicles and all other goods used in connection with or in the conduct of the Authority or any Guarantor’s business;

(vi) all present and future inventory and merchandise, including, without limitation, all present and future goods held for sale or lease or to be furnished under a contract of service, all raw materials, work in process and finished goods, all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts or documents of title relating to any of the foregoing;

(vii) all present and future investment property, stocks, bonds, debentures, securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts, commodity accounts, subscription rights, options, warrants, puts, calls, certificates, partnership interests, limited liability company membership or other interests, joint venture interests, certificates of deposit, Investments and/or brokerage accounts and all rights, preferences, privileges, dividends, distributions, redemption payments or liquidation payments with respect thereto;

(viii) all right, title and interest, including without limitation all fee and leasehold interests of the Authority or any Guarantor, in any and all parcels of real property, together with all improvements, fixtures, easements, hereditaments and appurtenances relating thereto and all leases, rents, royalties and other income, issues or profits derived therefrom or relating thereto;

(ix) all present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issues and/or improvements to or of or with respect to any of the foregoing;

(x) all other tangible and intangible personal property of the Authority or any Guarantor;

(xi) all rights, remedies, powers and/or privileges of the Authority or any Guarantor with respect to any of the foregoing; and

(xii) any and all proceeds and products of any of the foregoing, including, without limitation, all money, accounts, payment intangibles, general intangibles, deposit accounts, promissory notes, documents, instruments, certificates of deposit, chattel paper, investment property, letter-of-credit rights, goods, insurance proceeds, and any other tangible or intangible property received upon the sale or disposition of any of the foregoing.

Notwithstanding the foregoing, the term “Collateral” shall not include Excluded Assets.

“Collateral Account” means any segregated account under the sole control of the Collateral Agent that is free from all other Liens, and includes all cash and Cash Equivalents received by the Trustee or the Collateral Agent from Asset Sales, Net Proceeds from an Event of Loss, foreclosures on or sales of Collateral, any issuance of Additional Notes or any other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, and interest earned thereon.

“Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent pursuant to the Intercreditor Agreement.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. 2701 et seq., as the same may, from time to time, be amended or supplemented, or such other Compact as may be substituted therefor.

“Comparable Treasury Issue” means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the Notes (and which is not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means:

(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding a Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Completion Guarantee and Keep-Well Agreement” means (i) the guarantee by the Authority or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Authority, (ii) the agreement by the Authority or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Authority in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Regulatory Authority.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(i) an amount equal to any extraordinary loss (including, without limitation, any non-cash charges or losses arising from adjustments relating to the Relinquishment Agreement) plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(ii) provision for taxes based on the income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations); plus

(iv) depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges associated with equity option plans and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(v) non-cash items increasing such Consolidated Net Income for such period (including, without limitation, any non-cash items arising from adjustments relating to the Relinquishment Agreement); minus

(vi) to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by the Authority or any of its Subsidiaries from any Person (other than the Authority or any of its Subsidiaries) in respect of any Investment for such period, all determined on a consolidated basis and in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(iv) the cumulative effect of a change in accounting principles shall be excluded; and

(v) the Net Income shall be reduced by the amount of payments pursuant to the Relinquishment Agreement, paid or payable, for such period based on 5% of the revenues (as defined in the Relinquishment Agreement) generated in such period.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of total consolidated secured Indebtedness of the Authority and its Subsidiaries as of such date to Consolidated Cash Flow of the Authority and its Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consumer Price Index” means The Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-1984=100, as compiled and released by the Bureau of Labor Statistics.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Authority.

“Credit Facilities” means, with respect to the Authority or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Bank Credit Facility as in effect on the date hereof) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by Section 4.09(b)(i) hereof.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Distribution Compliance Period” has the same meaning as defined in Regulation S.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear “ means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; (iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iv) any settlement in lieu of clause (ii) or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the following:

(a) any Books and Records or customer lists relating to any gaming operations being conducted at the Resort, or any gaming or racing operations conducted at Pocono Downs or any other location of the Authority or any Guarantor, in each case which cannot be mortgaged, pledged or assigned as security for the Obligations in accordance with applicable Laws;

(b) the name “Mohegan,” “Mohegan Tribe” or any other name, logo or design used by the Tribe to designate itself or its tribal heritage, customs or government (other than the name “Mohegan Sun”);

(c) any right, title or interest of the Authority or any Guarantor in Mohegan Basketball Club, LLC, any other Persons described in the last sentence of Section 9.02 of the Bank Credit Facility or the Persons referred to in the proviso to Section 9.02(f) of the Bank Credit Facility conducting non-gaming activities, to the extent the same is excluded from Collateral securing the Bank Credit Facility;

(d) the Pennsylvania Tax Revenues (as defined in the Bank Credit Facility);

(e) except to the extent pledged to secure the obligations of the Authority or any Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt, any permit or license issued by a Governmental Authority or Gaming Regulatory Authority, any agreement or any gaming equipment, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any law, rule or regulation applicable to any permit, license, agreement or gaming equipment prohibits the creation of a security interest in such permit, license, agreement or gaming equipment (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the Uniform Commercial Code of any applicable jurisdiction (or any successor provision or provisions) or any other applicable Law (including the Bankruptcy Code) or principles of equity);

(f) except to the extent pledged to secure the obligations of the Authority or any Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt, any contract, lease, license or other agreement to the extent that the grant of a security interest therein would result in the invalidation thereof or provide any party thereto with a right of termination with respect thereto or requires the consent thereto by any other Person not obtained (in each case, after giving effect to the applicable provisions of the Uniform Commercial Code of any applicable jurisdiction);

(g) except to the extent pledged to secure the obligations of the Authority or any Subsidiary Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt, any motor vehicles, vessels and aircraft, or other property subject to a certificate of title statute of any jurisdiction;

(h) except to the extent pledged to secure the obligations of the Authority or any Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt, assets or property subject to purchase money Liens or Capital Leases Obligations permitted to be incurred under this Indenture, the Security Documents and the Permitted Priority Lien Debt Documents, to the extent a Lien on such assets or property hereunder is not permitted under the terms of the documents governing such purchase money Liens, purchase money indebtedness or Capital Lease Obligations to be created to secure any Obligations;

(i) except to the extent pledged to secure the obligations of the Authority or any Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt, Equity Interests in any joint venture with a third party, to the extent a pledge of such Equity Interests is prohibited by the documents governing such joint venture;

(j) except to the extent pledged to secure the obligations of the Authority or any Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt, any intent-to-use trademark application to the extent and for so long as creation of a security interest therein would result in the loss of any material rights therein;

(k) any license, franchise or other authorization to own, lease or operate or otherwise conduct casino gaming at the Resort, or to own, lease or operate or otherwise conduct casino gaming and racing at Pocono Downs or any other location of the Authority or any Guarantor, in each case which cannot be mortgaged, pledged or assigned as security for the Obligations in accordance with applicable Laws;

(l) the Compact and any interest therein, including the slot contribution payable to the State of Connecticut;

(m) except to the extent pledged to secure obligations of the Authority or any Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt, any deposit, savings, brokerage or similar account now or hereafter existing for the purpose of collecting or disbursing funds for the payment of payroll, medical insurance and workmen’s compensation claims, tip money belonging to employees, money belonging to patrons and other disbursements of a similar nature, or accounts for the short-term investment of such funds pending their disbursement;

(n) any right or interest in the real estate leased by the Authority from the Tribe underlying a portion of the Resort, until the Authority obtains necessary governmental approvals in accordance with the provisions of this Indenture; or

(o) any right, title or interest of the Authority or any Guarantor in the Lahaniatis Property and a parcel contiguous to the Lahaniatis Property comprising a parking lot or any other right, title or interest in real property acquired by the Authority or any Guarantor after the Issue Date, in each case, to the extent such property is not encumbered by a Lien to secure any Permitted Priority Lien Debt Obligation.

“Existing Indebtedness” means Indebtedness of the Authority and the Restricted Subsidiaries in existence on the date of this Indenture (other than Indebtedness under the Bank Credit Facility and Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations), until such amounts are repaid.

“Existing Senior Subordinated Notes” means, collectively, the Authority’s 8 3/8% Senior Subordinated Notes due 2011, the 8% Senior Subordinated Notes due 2012, the 7 1/8% Senior Subordinated Notes due 2014 and the 6  7/8% Senior Subordinated Notes due 2015.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of “Consolidated Net Income”;

(ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations; plus

(ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(iv) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Gaming” means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority, including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or any foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any division of the Authority or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b)(iv), 2.06(d)(ii) or 2.06(f) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Government Service Payments” means: (i) monthly payments to the Tribe by the Authority pursuant to the terms of that certain Priority Distribution Agreement between the Authority and the Tribe dated August 31, 2001 in an annual amount of $14.0 million (as of March 1999), which amount has been and shall be adjusted annually on the last day of each calendar year commencing with the year 2000 by the Consumer Price Index as published for the applicable year; and (ii) amounts equal to those reflected on each annual audited income statement of the Authority as prepared in accordance with GAAP relating to payment for governmental services (including charges for utilities, police and fire department services, health and emergency medical services, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority, and similar pro rata costs of other tribal departments, in each case, to the extent that the costs of such departments are attributable to the operations of the Authority) by the Authority to the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities.

“Governmental Authority” means the government of the United States, the Tribe or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each other Restricted Subsidiary of the Authority that becomes a Guarantor in accordance with the terms of this Indenture.

“Hedging and Swap Obligations” means, with respect to any Person: (i) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (ii) the obligations of such Person under other agreements or arrangements relating to, or the value of which is dependent upon, interest rates, or currency exchange rates or indices.

“Holder” means a Person in whose name a Note is registered.

“IGRA” means the Indian Gaming Regulatory Act of 1988, P.L. 100-497, U.S.C. 2701 et seq., as the same may, from time to time, be amended.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (i) borrowed money; (ii) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) bankers’ acceptances; (iv) Capital Lease Obligations; (v) the balance, deferred and unpaid, of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (vi) any Hedging and Swap Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging and Swap Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be: (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Authority.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $200,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means, collectively, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Banc of America Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Calyon Securities (USA) Inc., RBS Securities Inc., KeyBanc Capital Markets and Comerica Securities, Inc. All rights of the Initial Purchasers under this Indenture shall be exercised by the Representatives, acting on behalf of Initial Purchasers.

“Insolvency or Liquidation Proceeding” means:

(i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Authority or any Restricted Subsidiary;

(ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to the Authority or any Restricted Subsidiary or with respect to a material portion of the Authority’s or any Restricted Subsidiary’s assets;

(iii) any liquidation, dissolution, reorganization or winding up of the Authority or any Restricted Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Authority or any Restricted Subsidiary.

“Intercreditor Agreement” means the collateral agency and intercreditor agreement, dated October 26, 2009, among the Authority, the Guarantors, the Permitted Priority Lien Debt Collateral Agent, on behalf of the holders of Permitted Priority Lien Debt Obligations, the Collateral Agent, on behalf of the Holders, and the Trustee.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(d) hereof.

“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Key Project Assets” means: (i) the Lease and any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States; (ii) any improvements (including, without limitation, the Resort) to the leasehold estate under the Lease or such real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Authority to be no longer useful to the operations of the Resort); and (iii) any business records of the Authority or the Tribe relating to the operation of the Resort.

“Lahaniatis Property” means the property identified as such on Schedule 5.07 to the Bank Credit Facility.

“Laws” means, collectively, (a) all international, foreign, Federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.

“Lease” means the Land Lease between the Tribe and the Authority dated September 29, 1995 and recorded on September 29, 1995 in Volume 281 at Page 837 of the Montville Land Records, as amended on September 29, 1995, February 18, 1999 and on March 6, 2007, and as the same may be subsequently amended in accordance with the terms thereof and of this Indenture.

“Leased Property” means that certain land and improvements thereon located in the Town of Montville, County of New London and State of Connecticut and owned by the United States of America, in trust for the Tribe and leased to the Authority pursuant to the Lease.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Board” means the Management Board of the Authority or any authorized committee of the Management Board of the Authority, as applicable.

“Maximum Foreseeable Loss” means the maximum foreseeable casualty loss associated with the Resort determined from time to time by AON Risk Services or another professional insurance consultant retained by the Authority; provided that the amount thereof shall be not less than $750,000,000.

“Mortgaged Property” means the real property described in Schedule I hereto and each other real property hereafter encumbered by a Mortgage pursuant to the provisions of this Indenture or the Security Documents.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

(i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss; less

(iii) in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Authority or any of its Restricted Subsidiaries in respect of any (i) Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, or (ii) Event of Loss, including, without limitation, all insurance or condemnation proceeds and damages awarded by judgment, net of all payments, fees and commissions and reasonable and customary expenses (including legal and accounting fees) relating to such Event of Loss.

“NIGC” means the National Indian Gaming Commission.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Obligations” means the Notes and any Obligations under the Notes, this Indenture and the Security Documents.

“Notes” means, collectively, the Initial Notes and any Additional Notes, treated as a single class of securities as amended or supplemented from time to time in accordance with the terms hereof, in each case as issued pursuant to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person and, in the case of the Authority, shall include members of the Management Board.

“Officers’ Certificate” means a certificate signed on behalf of the Authority by two Officers of the Authority, one of whom must be the principal executive officer, the principal financial officer, the Treasurer or the principal accounting officer of the Authority, that meets the requirements of Section 13.05 hereof.

“Operating Accounts” has the meaning given to such term in the Bank Credit Facility.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Authority, the Tribe or any Subsidiary of the Authority or the Trustee.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.

“Parity Lien Debt” means:

(a) the Initial Notes; and

(b) additional Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Authority or any Restricted Subsidiary secured by Liens on Collateral that was permitted to be incurred and so secured under this Indenture; provided that in the case of additional Indebtedness referred to in this clause (b):

(i) on or before the date on which such Indebtedness is incurred by the Authority or such Restricted Subsidiary, as applicable, such Indebtedness is designated by the Authority, in an Officers’ Certificate delivered to the Collateral Agent, as “Parity Lien Debt”; provided that no Indebtedness may be designated as both Parity Lien Debt and Permitted Priority Lien Debt; and

(ii) the agent or other representative with respect to such Indebtedness, has duly executed and delivered a joinder to the Security Documents and, if required under the lntercreditor Agreement, a joinder to the Intercreditor Agreement.

“Parity Lien Debt Documents” means, collectively, with respect to any Parity Lien Debt, the agreements, documents and instruments providing for or evidencing any Parity Lien Debt Obligations, including the definitive documentation in respect of such Parity Lien Debt, the security documents and any intercreditor or joinder agreement among any holders of Parity Lien Debt Obligations with respect to such Parity Lien Debt (or binding upon one or more of them through their representatives), to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Intercreditor Agreement.

“Parity Lien Debt Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Debt Representative” means the administrative agent, trustee or similar entity for the lenders or holders of obligations, as applicable, under any Parity Lien Debt of a Series, together with its successors and permitted assigns.

“Parity Lien Debt Secured Parties” means, at any relevant time, (a) the Collateral Agent, (b) the Trustee and (c) the holders of Parity Lien Debt Obligations.

“Participant” means, with respect to the Depositary, Euroclear or Cedel, a Person who has an account with the Depositary, Euroclear or Cedel, respectively (and, with respect to DTC, shall include Euroclear and Cedel).

“Permitted Asset Swap” means the exchange by the Authority or any Restricted Subsidiary of any assets for other assets from a Person; provided that the assets received in such exchange are believed by the Authority in good faith to be of substantially equivalent value and substantially all of which are either (i) long term assets that are used or useful in the Principal Business, (ii) cash or (iii) any combination of the foregoing clauses (i) and (ii).

“Permitted Encumbrances” means:

(i) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

(ii) Liens for taxes and assessments on Property which are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(iii) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(iv) easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(v) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;

(vi) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license or permit;

(vii) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use or enjoyment of real property;

(viii) statutory Liens, other than those described in clauses (i) or (ii) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(ix) Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(x) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Authority or any Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(xi) Liens consisting of deposits of Property to secure statutory obligations of the Authority or any Restricted Subsidiary in the ordinary course of its business;

(xii) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Authority or any Restricted Subsidiary is a party in the ordinary course of its business;

(xiii) Liens created by or resulting from any litigation or legal proceeding involving the Authority or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture;

(xiv) encumbrances consisting of the rights of tenants under retail, restaurant or other commercial leases at the Resort, Pocono Downs or any other property owned by the Authority or any Restricted Subsidiary and associated rights of such tenants under SNDAs; and

(xv) the Lien of mortgages upon the Lahaniatis Property existing as of the date of this Indenture.

“Permitted Investments” means:

(i) any Investment in the Authority or in a Restricted Subsidiary of the Authority that is engaged in a Principal Business or a Related Business;

(ii) any Investment in cash or Cash Equivalents;

(iii) any Investment by the Authority or any Restricted Subsidiary of the Authority in a Person, if as a result of such Investment such Person (a) becomes a Restricted Subsidiary of the Authority and a Subsidiary Guarantor, and is engaged in a Principal Business or a Related Business or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Authority;

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(v) any Investment in any Persons having an aggregate fair market value (as determined in good faith by the Management Board and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed the sum of (i) $125.0 million, plus (ii) twenty-five percent (25%) of Consolidated Cash Flow for the twelve (12) calendar months preceding the date of any such Investment, at any one time outstanding;

(vi) Government Service Payments;

(vii) payroll advances to employees of the Authority or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $250,000 at any one time outstanding;

(viii) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms; and

(ix) Investments related to Hedging and Swap Obligations, so long as such Hedging and Swap Obligations are not used for speculative purposes.

“Permitted Liens” means:

(i) Liens securing Indebtedness that was permitted by the terms of this Indenture to be incurred under clauses (iv) (provided that such Liens do not extend to any property owned by the Authority or a Restricted Subsidiary other than the property being financed), (v) (provided that such new Liens shall be limited to all or part of the property that secured the original Liens (plus improvements on such property)), (vi), (x) and (xi) of Section 4.09(b) hereof;

(ii) Liens held by the Collateral Agent securing the Notes and the Guarantees issued on the Issue Date;

(iii) Liens securing (a) Permitted Priority Lien Debt in an aggregate principal amount not to exceed the Permitted Priority Lien Debt Cap and (b) all related Permitted Priority Lien Debt Obligations;

(iv) Liens in favor of the Authority or a Restricted Subsidiary;

(v) Liens existing on the date of this Indenture (other than Liens permitted by clause (i) and clause (iii) of this definition of “Permitted Liens”);

(vi) Permitted Encumbrances and Permitted Rights of Others;

(vii) Liens in favor of the Tribe representing the ground lessor’s interest under the Lease;

(viii) Liens on property existing at the time of acquisition thereof by the Authority or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition; provided, further, that such Liens do not extend to any other property owned by the Authority or a Restricted Subsidiary;

(ix) Liens incurred in the ordinary course of business of the Authority or a Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property and materially impair the use thereof in the operation of business by the Authority; provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA;

(x) Liens created by or resulting from any legal proceeding with respect to which the Authority or a Restricted Subsidiary is prosecuting an appeal proceeding for review; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and such legal proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(xi) Liens securing Indebtedness permitted under Section 4.09 hereof in an amount not to exceed $50.0 million in the aggregate at any one time outstanding;

(xii) Liens on Collateral securing an aggregate principal amount of Parity Lien Debt Obligations up to an amount that will not cause the Consolidated Secured Leverage Ratio to exceed 3.25 to 1.00, giving pro forma effect to such incurrence;

(xiii) Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;

(xiv) Rights of Others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities; and

(xv) Liens on the Lahaniatis Property securing the obligations of the Tribe to the sellers thereof existing as of the date hereof.

“Permitted Pocono Transaction” means the transaction pursuant to which the applicable Pocono Downs Subsidiary or Pocono Downs Subsidiaries, as the case may be, sells or leases a portion of the Pocono Downs property to a third-party purchaser or lessee, as applicable, which purchaser or lessee shall be not be an Affiliate of the Authority, subject to certain conditions of the Bank Credit Facility.

“Permitted Prior Liens” means:

(1) Liens described in clauses (iii), (v), (vi), (vii), (viii), (ix), (xiv) and (xv) of the definition of “Permitted Liens” and Liens securing Indebtedness that was permitted by Section 4.09(b)(iv) and (xi) hereof; provided that such Liens do not extent to any property owned by the Authority or a Restricted Subsidiary other than the property being financed, and in each case, to the extent such Liens by law have priority over the Liens created by the Security Documents; and

(2) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent they by law have priority over the Liens created by the Security Documents.

“Permitted Priority Lien Debt” means Indebtedness for borrowed money incurred by the Authority or any Restricted Subsidiary under the Bank Credit Facility, which was permitted Section 4.09(b)(i) hereof and permitted to be secured by a Permitted Priority Lien pursuant to clause (iii) of the definition of “Permitted Liens.”

“Permitted Priority Lien Debt Cap” means $700 million, minus the amount of any Permitted Priority Lien Debt (1) retired with the Net Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts and the commitments with respect to such Indebtedness pursuant to Section 4.10 hereof or (2) assumed by a transferee in an Asset Sale.

“Permitted Priority Lien Debt Collateral Agent” means any collateral agent under a Permitted Priority Lien Debt facility, and its successor and assigns.

“Permitted Priority Lien Debt Documents” means the Bank Credit Facility and the other Loan Documents (as defined in the Bank Credit Facility), and each of the other agreements, documents and instruments providing for or evidencing any other Permitted Priority Lien Debt Obligation, and any other document or instrument executed or delivered at any time in connection with any Permitted Priority Lien Debt Obligations, including any intercreditor or joinder agreement among holders of Permitted Priority Lien Debt Obligations (or binding upon one or more of them through their representatives), to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Permitted Priority Lien Debt Obligations” means Permitted Priority Lien Debt and all other Obligations in respect thereof, including Hedging and Swap Obligations of the Authority or any Restricted Subsidiary incurred pursuant to arrangements provided by the holders or agents of Permitted Priority Lien Debt to hedge or manage interest rate risk with respect to such Permitted Priority Lien Debt; provided that, pursuant to the terms of the documents governing the Permitted Priority Lien Debt Obligations, such Hedging and Swap Obligations are secured equally and ratably by a Permitted Priority Lien on all of the assets and properties that secure the Indebtedness in respect of which such Hedging and Swap Obligations are incurred.

“Permitted Priority Liens” means Liens granted to the Permitted Priority Lien Debt Collateral Agent, at any time, upon the Collateral to secure Permitted Priority Lien Debt Obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Authority or any of its Restricted Subsidiaries issued in exchange for or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Authority or any of its Restricted Subsidiaries; provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of prepayment premiums, consent fees and reasonable expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that if the original maturity date of such Indebtedness is after the Stated Maturity of the Notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 180 days after the Notes;

(iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(iv) such Indebtedness is incurred either by the Authority or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Pocono Downs” means the harness racetrack and casino known as Mohegan Sun at Pocono Downs, located in Plains Township, Pennsylvania, and related assets.

“Pocono Downs Phase II” means the expansion of Pocono Downs which opened on July 17, 2008.

“Pocono Downs Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of the Authority for the purpose of owning or operating Pocono Downs and the businesses related thereto.

“Principal Business” means the (i) (a) Gaming and (b) hotel and resort businesses and any activity or business incidental, directly or indirectly related, or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, any golf, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the Gaming and other businesses, in either case operated by the Authority at the Resort, and (ii) casino gaming and related businesses (including, without limitation, those described in clause (i)(b) above) located outside the State of Connecticut.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Redemption Date” means, when used with respect to any Note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to this Indenture.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc. and its successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Authority will appoint in its place another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in substantially the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Business” means any business related to the Principal Business.

“Relinquishment Agreement” means the Relinquishment Agreement dated February 7, 1998 between the Authority and TCA.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date if such Note were not redeemed. However, if such Redemption Date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Representatives” means, collectively, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Banc of America Securities LLC.

“Required Parity Lien Debt Secured Parties” means:

(a) Parity Lien Debt Secured Parties owed more than 50% of the aggregate principal amount of Note Obligations, or such other requisite percentage or number of holders of Note Obligations (or the Trustee, on behalf of the holders of Note Obligations) as is permitted by, and in accordance with, this Indenture; or

(b) if any additional Parity Lien Debt is outstanding, Parity Lien Debt Secured Parties owed or holding more than 50% of the sum of, without duplication:

(i) the aggregate principal amount of indebtedness constituting Note Obligations;

(ii) the aggregate principal amount of the loans and other advances outstanding under each Parity Lien Debt; and

(iii) other than in connection with the exercise of remedies, the aggregate amount of all other outstanding unexpired and uncanceled commitments to extend credit (if any) under each Parity Lien Debt and outstanding at such time that, when funded, would constitute Parity Lien Debt Obligations;

provided, however, that, in the case of clauses (ii) and (iii) above, if any holder of Parity Lien Debt Obligations shall be a “defaulting lender” (howsoever defined in the relevant Parity Lien Debt Document at such time), there shall be excluded from the determination of Required Parity Lien Debt Secured Parties (x) the aggregate principal amount of loans and other advances owing to such holder of Parity Lien Debt Obligations under such Parity Lien Debt Document at such time and (y) such holder of Parity Lien Debt Obligations’ pro rata share of the outstanding commitments to extend credit (if any) under such Parity Lien Debt Document at such time.

For purposes of this definition, (x) votes will be determined in accordance with Section 8.18 of the Intercreditor Agreement and (y) any Parity Lien Debt Obligations registered in the name of, or owned or held by, the Authority or any Restricted Subsidiary or any of their respective Affiliates shall be disregarded.

“Resort” means the multi-amenity gaming and entertainment resort on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements constructed or proposed to be constructed adjacent thereto, as described in the Offering Memorandum dated October 21, 2009 and the documents incorporated by reference therein, but excluding (i) any obsolete personal property or real property improvement determined by the Authority to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Services department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale of a Guarantor” means any Asset Sale involving a sale or other disposition of Capital Stock of a Guarantor.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Intercreditor Agreement, all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security or agreements related thereto executed and delivered by the Authority or any Restricted Subsidiary creating or perfecting (or purporting to create or perfect) a Lien upon Collateral in favor of the Collateral Agent to secure the Note Obligations, in each case, as amended, modified, renewed, restated, amended and restated, or replaced, in whole or in part, from time to time, in accordance with its terms.

“Series” means with respect to any Parity Lien Debt, a series of such Parity Lien Debt represented by a single Parity Lien Debt Representative.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“SNDA” means (i) a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit G to the Bank Credit Facility, or such other form of subordination, non-disturbance and attornment agreement as the Permitted Priority Lien Debt Collateral Agent may approve in its reasonable discretion, in each case executed by the Permitted Priority Lien Debt Collateral Agent and a tenant of the Authority or any of its Restricted Subsidiaries at Mohegan Sun, Pocono Downs or other venues comprising Authority Property operated by the Authority or any of its Restricted Subsidiaries, and (ii) each subordination, non-disturbance and attornment agreement substantially in the form thereof delivered to the Permitted Priority Lien Debt Collateral Agent contemplated by clause (i) of this definition, in each case executed by the Collateral Agent and the tenant of the Authority or any of its Restricted Subsidiaries that executed the comparable document in favor of the Permitted Priority Lien Debt Collateral Agent in connection with the Bank Credit Facility.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the date of this Indenture, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness that by its terms is expressly subordinated in right of payment in any respect to the payment of any obligation on the Notes.

“Subsidiary” means: (i) any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of this Indenture; or (ii) with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality of the Authority shall not be a Subsidiary of the Authority.

“Subsidiary Guarantee” means the joint and several guarantee by the Authority’s Subsidiaries of the Authority’s obligations under the Notes, in substantially the form of such Subsidiary Guarantee attached as Exhibit D to this Indenture.

“Subsidiary Guarantor” means any Subsidiary of the Authority that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture.

“TCA” means Trading Cove Associates.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Treasury Rate” means, for any Redemption Date, an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The semiannual equivalent yield to maturity will be computed as of the second Business Day immediately preceding such Redemption Date.

“Tribal Council” means the Tribe’s nine member elected council which exercises all the legislative and executive powers of the Tribe.

“Tribal Gaming Ordinance” means the ordinance and any amendments thereto, and all related or implementing ordinances, including, without limitation, the Mohegan Tribal Gaming Ordinance, enacted on July 28, 1994 as Ordinance 94-1, and which are enacted by the Tribe or authorize and regulate gaming on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut pursuant to IGRA.

“Tribal Tax Code” means any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that may be imposed by the State of Connecticut that the Tribe may impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than those imposed by the State of Connecticut.

“Tribe” means The Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Authority that at the time of determination shall be designated an Unrestricted Subsidiary by the Management Board in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Management Board may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Authority) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Authority or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.07 hereof.

Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Authority as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Authority shall be in default of such Section). The Authority may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Authority of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted by Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (b) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Board or Board of Directors, as the case may be, of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“WNBA Subsidiary” means Mohegan Basketball Club, LLC, a limited liability company formed under the Laws of the Tribe and a wholly owned Subsidiary of the Authority, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Books and Records”	1.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Collateral Asset Sale Offer”	4.10
“Collateral Asset Sale Offer Price”	4.10
“Collateral Asset Sale Offer Period”	4.10

Term	Defined in Section
“Collateral Excess Proceeds”	4.10
“Covenant Defeasance”	8.04
“Credit Documents”	13.01
“Creditor Parties”	13.01
“DTC”	2.03
“Event of Default”	6.01
“incur”	4.09
“Lease Transaction”	4.24
“Legal Defeasance”	8.03
“Management Activities”	13.01
“Moody’s”	4.28
“Mortgage”	11.05
“Non-Collateral Asset Sale Offer”	4.10
“Non-Collateral Asset Sale Offer Price”	4.10
“Non-Collateral Asset Sale Offer Period”	4.10
“Non-Collateral Excess Proceeds”	4.10
“Offer Amount”	3.10
“Offer Period”	4.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Primary Treasury Dealer”	1.01
“Purchase Date”	3.10
“Rating Event Date”	4.28
“Reinstated Covenants”	4.28
“Reinstatement Date”	4.28
“Registrar”	2.03
“Restricted Payments”	4.07
“Suspended Covenants”	4.28
“Suspension Period”	4.28
“S&P”	4.28
“Title Authority”	11.05
“Title Policy”	11.05
“Title Policies”	11.05
“UCC”	4.03

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Authority, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Cedel Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Cedel Bank” and “Customer Handbook” of Cedel Bank shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Cedel Bank.

Section 2.02. Execution and Authentication.

Two Officers of the Authority shall sign the Notes for the Authority by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Authority signed by two Officers of the Authority (an “Authentication Order”), authenticate Notes for original issue in one or more series, which order shall specify whether such notes are Initial Notes or Additional Notes. Initial Notes may be issued up to an aggregate principal amount not to exceed $200,000,000 (other than as provided in Section 2.07 hereof). Subject to compliance with Sections 4.09 and 4.12 hereof, Additional Notes may be issued in an unlimited principal amount.

The Notes shall be issued only in fully registered form, without coupons and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes will have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Authority to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Authority.

Section 2.03. Registrar and Paying Agent.

The Authority shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Authority may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any registrar and the term “Paying Agent” includes any additional paying agent. The Authority may change any Paying Agent or Registrar without notice to any Holder. The Authority shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Authority fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Authority or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Authority initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Authority initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust.

The Authority shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Authority in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Authority at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Authority or a Restricted Subsidiary or an Affiliate) shall have no further liability for the money. If the Authority or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Authority, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Authority shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Authority for Definitive Notes if (i) the Authority delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Authority within 120 days after the date of such notice from the Depositary or (ii) the Authority in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Authority shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Authority or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Authority shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Authority shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Authority or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Authority shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Authority to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (C) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED

WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,

(2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN CONNECTION WITH ANY TRANSFER THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.”

(B) Any temporary Note that is a Global Note issued pursuant to Regulation S shall bear a legend (the “Regulation S Temporary Global Note Legend”) in substantially the following form:

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE. THE HOLDER OF THIS NOTE BY ACCEPTANCE HEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT IF IT IS A PURCHASER IN A SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OF THE SECURITIES ACT, IT ACKNOWLEDGES THAT, UNTIL EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” WITHIN THE MEANING OF RULE 903 OF REGULATION S, ANY OFFER OR SALE OF THIS NOTE SHALL NOT BE MADE BY IT TO A U.S. PERSON TO OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON WITHIN THE MEANING OF RULE 902(k) UNDER THE SECURITIES ACT

(C) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE AUTHORITY.”

(iii) OID Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

“THIS SECURITY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY

FOR SUCH SECURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: GENERAL COUNSEL, MOHEGAN TRIBAL GAMING AUTHORITY, ONE MOHEGAN SUN BOULEVARD, UNCASVILLE, CONNECTICUT 06382, TELEPHONE NUMBER (860) 862-5997.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Authority shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Authority’s order or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Authority may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.15 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Authority, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Authority shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date under such Note.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Authority may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Authority shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Authority and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Authority shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note in accordance with this Indenture. If required by the Trustee or the Authority, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Authority to protect the Authority, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Authority may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Authority and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Authority or an Affiliate of the Authority holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Authority, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Authority, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Authority, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Authority may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Authority considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Authority shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

The Authority at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Authority. The Authority may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

If the Authority defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Authority shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Authority shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Authority (or, upon the written request of the Authority, the Trustee in the name and at the expense of the Authority) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13. CUSIP Numbers.

The Authority in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Authority will promptly notify the Trustee of any change in the CUSIP numbers.

Section 2.14. Ranking.

The Notes rank senior in right of payment to the Existing Senior Subordinated Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Authority elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) if applicable, any redemption requirements of the principal national securities exchange on which the Notes are listed.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption in compliance with any requirements of the principal national securities exchange, if any, on which the Notes are listed as set forth in the Officers’ Certificate delivered pursuant to Section 3.01 hereof or, if the Notes are not so listed or if the requirements are not set forth in such Officers’ Certificate, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Authority in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

Subject to the provisions of Section 3.10 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Authority shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Authority defaults in making such redemption payment, interest on Notes or portions of them called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Authority’s request, the Trustee shall give the notice of redemption in the Authority’s name and at its expense; provided, however, that the Authority shall have delivered to the Trustee, at least 45 days prior to the Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. A notice of redemption may not be conditional.

Section 3.05. Deposit of Redemption Price.

One Business Day prior to the Redemption Date, the Authority shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Authority any money deposited with the Trustee or the Paying Agent by the Authority in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Authority complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Authority to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Authority shall issue and, upon the Authority’s written request, the Trustee shall authenticate for the Holder at the expense of the Authority a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) At any time prior to November 1, 2013, the Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Authority, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points;

plus accrued and unpaid interest thereon to the Redemption Date.

(b) At any time or from time to time on or after November 1, 2013, the Notes will be redeemable, at the option of the Authority, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth in the Notes, together with accrued and unpaid interest thereon, if any, to the applicable redemption date.

Section 3.08. Redemption Pursuant to Gaming Law.

(a) Notwithstanding any other provisions of this Article 3, if any Gaming Regulatory Authority requires that a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any gaming license or franchise of the Authority under any applicable gaming laws, and the Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Regulatory Authority (or such lesser period that may be required by such Gaming Regulatory Authority) or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Authority has the right, at its option, (i) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of such finding by the applicable Gaming Regulatory Authority (or such earlier date as may be required by the applicable Gaming Regulatory Authority); or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to the least of (1) the principal amount thereof, (2) the price at which such Holder or beneficial owner acquired the Notes and (3) the current market price of the Notes, together with, in each case, accrued and unpaid interest to the earlier of the date of redemption or the date of the finding of unsuitability by such Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Regulatory Authority.

(b) In connection with any redemption pursuant to this Section 3.08, and except as may be required by a Gaming Regulatory Authority, the Authority shall comply with Sections 3.01 through 3.06 hereof.

(c) The Authority shall not be required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses shall be the obligation of such Holder or beneficial owner.

Section 3.09. Mandatory Redemption.

The Authority shall not be required to make mandatory redemption payments with respect to the Notes.

Section 3.10. Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Authority shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for the Offer Period and no longer, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Authority shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Authority shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Authority defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only; provided that no Notes of denominations less than $2,000 will be redeemed in part;

(f) that Holders electing to have a Note purchased Pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Authority, a depositary, if appointed by the Authority, or a paying agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Authority, the depositary or the paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Authority shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Authority so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Authority shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Authority in accordance with the terms of this Section 3.10. The Authority, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Authority for purchase, and the Authority shall promptly issue a new Note, and the Trustee, upon written request from the Authority shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Authority to the Holder thereof. The Authority shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes.

(a) The Authority shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Authority or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Authority in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b) The Authority shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

(a) The Authority shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or coregistrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Authority in respect of the Notes and this Indenture may be served. The Authority shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Authority shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Authority may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Authority of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Authority shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Authority hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Authority in accordance with Section 2.03 hereof.

Section 4.03. Reports.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, the Authority will furnish to the Holders (which may be deemed to be accomplished by electronic transmission via the SEC’s EDGAR system) and the Trustee within 15 days after the end of the time periods specified in the SEC’s rules and regulations for filings of current, quarterly and annual reports:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Authority were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Authority and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the consolidated financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Authority and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Authority, to the extent that would be required by the rules, regulations or interpretive positions of the SEC) and, with respect to the annual information only, a report thereon by the Authority’s independent registered public accounting firm; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Authority were required to file such reports.

(b) The Authority has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) The Authority shall file with the Trustee and provide to Holders, within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

(d) The Authority and each Restricted Subsidiary shall furnish to the Collateral Agent prompt notice (but in any event not more than thirty (30) days after any change referred to herein) of any change in: (i) the Authority or any Restricted Subsidiary’s legal name; (ii) the location of the Authority’s or any Restricted Subsidiary’s chief executive office or its principal place of business; (iii) the Authority’s or any Restricted Subsidiary’s jurisdiction of incorporation or formation (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction); or (iv) the Authority’s or any Restricted Subsidiary’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Authority and each Restricted Subsidiary agree (A) not to effect or permit any such change unless all filings have been made under the Uniform Commercial Code (the “UCC”) or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (subject to Permitted Liens) and (B) to take all action required to maintain the perfection and priority of the security interest of Collateral Agent for the benefit of the Secured Parties in the Collateral intended to be granted hereunder. The Authority and each Restricted Subsidiary agrees to promptly provide Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence. Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Authority or any Restricted Subsidiary need to be amended as a result of any of the changes described in this Section 4.3(a). Collateral Agent shall have no duty to inquire about such changes.

Section 4.04. Compliance Certificate.

(a) The Authority shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Authority and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Authority has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Authority has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Authority is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Authority is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Authority’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Authority has violated any provisions of this Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Authority shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Authority is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Authority shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws.

The Authority covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Authority (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Restricted Payments.

(a) The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to: (i) make any payment on or with respect to any of the Authority’s or any of its Restricted Subsidiaries’ Equity Interests; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority held by the Tribe or any Affiliate of the Tribe; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal up to 90 days prior to the Stated Maturity thereof; (iv) make any payment or distribution to the Tribe (or any other agency, instrumentality or political subunit thereof) or make any general distribution to the members of the Tribe (other than Government Service Payments); or (v) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (v) are collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) and (vii) of Section 4.07(b) hereof), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after December 31, 2009 to the end of the Authority’s most recently ended fiscal quarter for which internal consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds or fair market value (as determined in good faith by the Management Board and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee) of assets or property (other than cash) received by the Authority after December 31, 2009 from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe, plus (3) to the extent that any Restricted Investment that was made after December 31, 2009 is sold, liquidated or otherwise disposed of for cash or an amount equal to the fair market value thereof (as determined in good faith by the Management Board and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee), the lesser of (I) the cash return of capital or fair market value amount, as the case may be, with respect to such Restricted Investment (less the cost of disposition, if any) and (II) the initial amount of such Restricted Investment, plus (4) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after December 31, 2009, the lesser of (I) the fair market value of the Authority’s Investment in such Subsidiary as of the date of such redesignation and (II) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit: (i) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (ii) the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis; (iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any

Restricted Subsidiary of the Authority held by any member of the Authority’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of this Indenture; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.0 million; (iv) the redemption or purchase of Subordinated Indebtedness of the Authority in the event that the holder of such Subordinated Indebtedness has failed to qualify or be found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness; (v) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of Section 4.07(a)(C)(2) hereof); (vi) the redemption, defeasance, repurchase or other acquisition or retirement of the Existing Senior Subordinated Notes; (vii) the redemption, defeasance, repurchase or other acquisition or retirement of the Existing Senior Subordinated Notes in connection with any repurchase offer related to an Asset Sale but only if the Authority shall have complied with Section 4.10 hereof and purchased all Notes validly tendered in such offer prior to the redemption of such other notes; and (viii) any other Restricted Payments in an amount not to exceed $75.0 million at any one time outstanding.

(c) The Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary; provided further that Gaming Licenses unrelated to the Resort may be transferred to an Unrestricted Subsidiary, so long as at the time and after giving effect to such transfer (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) the Authority would, at the time of such transfer and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof. In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under Section 4.07(a) hereof unless the Investment constitutes a Permitted Investment. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Authority or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined by the Management Board whose resolution with respect thereto shall be delivered to the Trustee.

Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) Except as set forth in Section 4.08(b) hereof, the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock to the Authority or any of the Authority’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Authority or any of the Authority’s Restricted Subsidiaries; (ii) make loans or advances to the Authority or any of the Authority’s Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Authority or any of the Authority’s Restricted Subsidiaries.

(b) The provisions of Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of this Indenture;

(ii) this Indenture and the Notes;

(iii) the Credit Facilities;

(iv) applicable law;

(v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(vi) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices;

(vii) purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in Section 4.08(a)(iii) hereof;

(viii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) Liens securing Indebtedness otherwise permitted to be incurred pursuant to Section 4.12 hereof that limit the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(xi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Authority’s Restricted Subsidiaries may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Authority’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.

(b) So long as no Default or Event of Default shall have occurred and be continuing, or would be caused thereby, Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness:

(i) the incurrence by the Authority or its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to Credit Facilities; provided that the aggregate principal amount of all such Indebtedness and letters of credit outstanding under all Credit Facilities, after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority thereunder), does not exceed $700.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Authority or any of its Restricted Subsidiaries since the Issue Date to repay Indebtedness and permanently reduce the commitments under Credit Facilities permitted under Section 4.10 hereof;

(ii) the incurrence by the Authority and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Authority of Indebtedness represented by the Initial Notes in an aggregate principal amount of $200.0 million;

(iv) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary not to exceed 100% of the lesser of cost and fair market value of the assets financed and, in an aggregate principal amount under this clause (iv) not to exceed $75.0 million at any time outstanding;

(v) the incurrence by the Authority or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or replace Indebtedness that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clause (ii) or (iii) of this Section 4.09(b) or this clause (v);

(vi) the incurrence by the Authority or any of its Restricted Subsidiaries of Hedging and Swap Obligations that are incurred with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(vii) the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;

(viii) the incurrence by a Wholly Owned Restricted Subsidiary of Indebtedness owed to another Wholly Owned Restricted Subsidiary or to the Authority; provided that if at any time any such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this Section 4.09;

(ix) the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed $50.0 million;

(x) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness (which may consist of Capital Lease Obligations), and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof, in an aggregate principal amount not to exceed $55.0 million at any time outstanding in connection with the development of the expansion project of a hotel with a minimum of 200 rooms located at Mohegan Sun at Pocono Downs in Plains Township, Pennsylvania; provided, however, that such Indebtedness shall not encumber any real estate Collateral other than the real estate Collateral comprising such expansion project; and

(xi) to the extent that such incurrence does not result in the incurrence by the Authority or any Restricted Subsidiary of any obligation for the payment of borrowed money of others and does not result in an encumbrance of any real property Collateral, Indebtedness incurred solely as a result of the execution by the Authority or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement.

For purposes of determining compliance with this Section 4.09 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xi) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Authority shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.09.

Section 4.10. Asset Sales.

(a) The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Management Board and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and (ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Authority or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash: (A) any liabilities that would appear on the Authority’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; and (B) any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof; provided, however, that the Authority will not be permitted to make any Asset Sale of Key Project Assets.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to (i) (1) retire Indebtedness secured by the asset which was the subject of the Asset Sale, (2) retire, pay and permanently reduce Permitted Priority Lien Debt or the Notes; provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount, or (3) retire, repay and permanently reduce other senior secured Indebtedness; provided that the Notes are retired or repaid on a pro rata basis; (ii) acquire a majority of the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business; (iii) make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business; (iv) make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business; or (v) reduce permanently Indebtedness that is not Subordinated Indebtedness.

(c) Within 360 days following an Asset Sale that constitutes a Sale of Collateral or the Sale of a Guarantor, Net Proceeds therefrom shall be (A) applied to purchase assets and property, which in the good faith judgment of the Management Board will immediately constitute Collateral and be made subject to the Lien of the Security Documents, (B) applied to purchase Excluded Assets constituting any gaming license, authorization or permit and related Books and Records so long as such assets are held by the Authority or a Subsidiary Guarantor, (C) applied to purchase assets as defined under clauses (viii) and (x) of the definition of “Excluded Assets” herein; provided that Net Proceeds from any such Asset Sale so applied shall not exceed $75 million in the aggregate; and provided, further, that after giving effect to such transaction the Consolidated Secured Leverage Ratio shall be no worse than the Consolidated Secured Leverage Ratio on the Issue Date, (D) applied to purchase assets that constitute Excluded Assets under clauses (i)-(vii), (ix) and (xi)-(xiii) of the definition of “Excluded Assets”; provided that such Net Proceeds so applied shall not exceed $15 million in the aggregate, (E) used to purchase Capital Stock of a Related Business if, after giving effect to such purchase, the Related Business becomes a Guarantor or is merged into or consolidated with the Authority or a Guarantor, or (F) used to retire, prepay and permanently reduce Indebtedness secured by the asset which was the subject of the Asset Sale or to repay and permanently reduce Permitted Priority Lien Debt or the notes; provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount.

(d) All Net Proceeds from an Event of Loss shall be used as follows: (1) first, the Authority shall use such Net Proceeds to the extent deemed necessary or appropriate to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and, in the event the property or assets affected by such Event of Loss constitute Collateral, such comparable assets will immediately constitute Collateral and be made subject to the Lien of the Security Documents and (2) then, to the extent any Net Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Proceeds shall be reinvested or used as provided in clause (A) or (D) of the immediately preceding paragraph.

Pending the final application of any such Net Proceeds, the Authority may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. At any time during such 360-day period, the Authority may elect to treat all or any portion of such Net Proceeds as “Collateral Excess Proceeds” or “Non-Collateral Excess Proceeds,” as applicable, and make an Asset Sale Offer to the Holders as set forth in Sections 3.10, 4.10(e) and (f) hereof in satisfaction of the obligation to make such offer as set forth in Sections 4.10(e) and (f) hereof, as applicable.

(e) Any Net Proceeds from Asset Sales of Collateral that are not applied or invested as provided in the preceding paragraphs will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $15.0 million, the Authority will make an offer to repurchase the Notes, together with any senior secured Indebtedness ranking pari passu with the Notes and containing similar provisions requiring the Authority to make an offer to purchase such pari passu senior secured Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such pari passu senior secured Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Collateral Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Collateral Asset Sale Offer Price”). The Collateral Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Collateral Asset Sale Offer Period”). The offer price in any Collateral Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash, in accordance with the procedures set forth in this Indenture and such other pari passu senior secured Indebtedness. To the extent that any Collateral Excess Proceeds remain after consummation of an Collateral Asset Sale Offer, the Authority may use such Collateral Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Security Documents. If the aggregate principal amount of Notes and such other pari passu senior secured Indebtedness tendered into such Collateral Asset Sale Offer surrendered by holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes and such other pari passu senior secured Indebtedness (to the extent that such other senior secured Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

(f) Any Net Proceeds from Asset Sales of non-Collateral that are not applied or invested as provided in the preceding paragraphs will be deemed to constitute “Non-Collateral Excess Proceeds.” When the aggregate amount of Non-Collateral Excess Proceeds exceeds $15.0 million, the Authority will make an offer to repurchase the Notes, together with any senior Indebtedness ranking pari passu with the Notes and containing similar provisions requiring the Authority to make an offer to purchase such pari passu senior Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such pari passu senior Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Non-Collateral Asset Sale Offer” and, together with the Collateral Asset Sale Offer, each an “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Non-Collateral Asset Sale Offer Price”). The Non-Collateral Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Non-Collateral Asset Sale Offer Period” and, together with the Collateral Asset Sale Offer Period, each an “Offer Period”). The offer price in any Non-Collateral Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash, in accordance with the procedures set forth in this Indenture and such other pari passu senior Indebtedness. To the extent that any Non-Collateral Excess Proceeds remain after consummation of a Non-Collateral Asset Sale Offer, the Authority may use such Non-Collateral Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Security Documents. If the aggregate principal amount of Notes and such other pari passu senior Indebtedness tendered into such Non-Collateral Asset Sale Offer surrendered by holders thereof exceeds the amount of Non-Collateral Excess Proceeds, the Trustee shall select the Notes and such other pari passu senior Indebtedness (to the extent that such other senior Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such Non-Collateral Asset Sale Offer, the amount of Non-Collateral Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary set forth in this paragraph, the Authority may elect to make an Asset Sale Offer with respect to any Non-Collateral Excess Proceeds in accordance with the preceding paragraph in lieu of complying with the provisions set forth in this paragraph.

Section 4.11. Transactions with Affiliates.

(a) The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless: (i) such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person; and (ii) the Authority delivers to the Trustee: (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.1l(a) hereof: (i) any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary; (ii) transactions between or among the Authority and/or its Restricted Subsidiaries; (iii) payment of reasonable Management Board fees to members of the Management Board; (iv) transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Authority or any of its Subsidiaries; (v) Government Service Payments; (vi) transactions pursuant to the Relinquishment Agreement; (vii) Restricted Payments or Permitted Investments that are made in compliance with the provisions of Section 4.07 hereof; (viii) contractual arrangements existing on the date of this Indenture and any renewals, extensions and modifications thereof that are not materially adverse to Holders; and (ix) provision by the Authority or any of its Restricted Subsidiaries of development or management services to an Unrestricted Subsidiary engaged in a Principal Business or Related Business; provided that the Authority or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

Section 4.12. Liens.

The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, or any proceeds therefrom.

Section 4.13. Line of Business.

The Authority shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Principal Business or a Related Business.

Section 4.14. Existence of the Authority and Maintenance of the Lease.

(a) The Authority shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents and their respective rights (contractual, charter and statutory), licenses and franchises; provided, however, that neither the Authority nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Management Board or Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Authority or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the Holders.

(b) The Authority shall do, or cause to be done, all things necessary to perform any material covenants set forth in the Lease in order to keep the Lease in full force and effect.

Section 4.15. Offer to Repurchase at the Option of Holders upon Change of Control.

(a) If a Change of Control occurs, each Holder will have the right to require the Authority to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer (a “Change of Control Offer”). In the Change of Control Offer, the Authority will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, to the date of purchase.

(b) Within 20 Business Days following any Change of Control, the Authority will mail a notice to each Holder (and, unless the Trustee makes the mailing on behalf of the Authority, to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. If the Authority wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so. The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(c) On the Change of Control Payment Date, the Authority will, to the extent lawful: (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Authority.

(d) The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Authority will notify the Trustee and will instruct the Trustee to notify the Holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) Notwithstanding anything to the contrary in this Section 4.15, the Authority shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.10 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Authority and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.16. [Intentionally Omitted]

Section 4.17. Sale and Leaseback Transactions.

The Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the Resort; provided that the Authority or any of its Restricted Subsidiaries may enter into such a sale and leaseback transaction if: (i) the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof; (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Management Board and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is subject of such sale and leaseback transaction; and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with Section 4.10 hereof.

Section 4.18. Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries.

The Authority (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 hereof, and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests

(other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority unless upon such issuance, the Authority’s investment in any such formerly Wholly Owned Restricted Subsidiary would otherwise qualify as a Permitted Investment.

Section 4.19. Payments for Consent.

The Authority will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, as the case may be, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.20. Subsidiary Guarantees.

The Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each other Restricted Subsidiary of the Authority will be Subsidiary Guarantors. If the Authority acquires or creates any Restricted Subsidiary after the date of this Indenture that guarantees other debt of the Authority or which is obligated on other debt in excess of $50.0 million (as measured with respect to each such Restricted Subsidiary) then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor on a second priority senior secured basis, execute a supplemental indenture and security documents satisfactory to the Trustee and the Collateral Agent, take all actions required hereunder and by the Security Documents to perfect, assure and confirm the Liens intended to be conferred hereunder and thereunder and deliver an Opinion of Counsel to the Trustee within 20 Business Days of the date on which it is acquired or created.

Section 4.21. Ownership Interests in the Authority.

The Authority shall not permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

Section 4.22. Subordination of Junior Payments Under the Relinquishment Agreement.

All Obligations under the Notes shall be “Senior Obligations” as defined in the Relinquishment Agreement and will not be on parity with, or subordinated in right of payment to, the Junior Relinquishment Payments (as defined in the Relinquishment Agreement) and the Authority will not amend Section 6.2 of the Relinquishment Agreement in a manner adverse to the Holders of the Notes.

Section 4.23. [Intentionally Omitted].

Section 4.24. Restrictions on Leasing and Dedication of Property.

(a) Except as provided in Section 4.24(b) hereof, the Authority will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority’s property and assets owned or leased by the Authority and located on the Resort (each, a “Lease Transaction”).

(b) Section 4.24(a) hereof will not prohibit any of the following Lease Transactions:

(i) the Authority may enter into a Lease Transaction with respect to any space with any Person (including, without limitation, a lease for the purpose of developing, constructing, operating and managing retail establishments within the Resort); provided that: (A) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort; (B) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and (C) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;

(ii) the Lease and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the Holders;

(iii) the Authority may enter into a management or operating agreement with respect to any of the Authority’s property and assets with any Person; provided that: (A) the manager or operator has experience in managing or operating similar operations; and (B) such management or operating agreement is on commercially reasonable and fair terms to the Authority; and

(iv) the Relinquishment Agreement and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the Holders.

(c) No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to any lessee or any financing party of any lessee, and no person other than the Authority may conduct gaming or casino operations on any property that is the subject of a Lease Transaction.

Section 4.25. Maintenance of Insurance.

Until the Notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, liability, property and casualty.

Customary insurance coverage shall be deemed to include the following:

(a) workers’ compensation insurance to the extent required to comply with all applicable state, territorial, or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

(b) comprehensive general liability insurance with minimum limits of $2.0 million;

(c) umbrella or bumbershoot liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $100.0 million;

(d) property insurance protecting the Resort and Pocono Downs against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an “all-risk” policy or a property policy covering “special” causes of loss (such insurance shall provide coverage of not less than (i) the Maximum Foreseeable Loss (as determined from time to time) in respect of the Resort and related improvements and (ii) $1,500,000,000 in the aggregate in respect of the Resort and Pocono Downs and all related improvements and other property with a deductible no greater than $500,000 (other than earthquake insurance, for which the deductible may be up to 10% of the Maximum Foreseeable Loss); and

(e) to the extent that any construction having an overall project budget in excess of $10,000,000 is contemplated by the Authority or any of its Subsidiaries for any of their respective properties, the Authority shall provide the Trustee with not less than thirty days prior written notice thereof, and the Authority and the Guarantors shall maintain and keep in force, at all times during the period of construction, and with respect to any property affected by such construction, a policy or policies of builder’s “all risk” insurance in non-reporting form in an amount not less than the full insurable completed value of such portion of the affected property on a replacement cost basis. All such insurance shall be carried through sound and reputable insurance companies.

Each policy of insurance shall otherwise be in form and substance required by this Indenture and the Security Documents.

Section 4.26. Gaming Licenses.

The Authority will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort; provided that, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Authority will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be open and fully operating.

The Authority shall file with the Trustee and provide Holders any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact, or any successor provision.

Section 4.27. [Intentionally Omitted].

Section 4.28. Suspension of Covenants.

Following the first date upon which the Notes are rated Baa3 or better by Moody’s Investors Service, Inc. (“Moody’s”) and BBB- or better by Standard & Poor’s Ratings Group (“S&P”) (or, in either case, if such person ceases to rate the Notes for reasons outside of the control of the Authority, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Authority as a replacement agency) (the “Rating Event Date”) and provided no Event of Default or event that with notice or the passage of time would constitute an Event of Default shall exist on the Rating Event Date, the covenants specifically listed under Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.18, Section 4.24 and Section 4.25 hereof (collectively, the “Suspended Covenants”) will no longer be applicable to the Notes; provided, however, that in the event that at any time after a Rating Event Date, the Notes shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P, or any equivalent rating by a successor agency to Moody’s or S&P, the Suspended Covenants shall be automatically reinstated (the “Reinstated Covenants”) and all transactions by the Authority that occurred during the time that such covenants were suspended (the “Suspension Period”) and that would have violated such covenants had such covenants been in effect at the time shall be deemed not to constitute a Default or Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenants for all purposes; provided further that thereafter all transactions by the Authority occurring on or after the date on which the Suspended Covenants have been reinstated (such date, the “Reinstatement Date”) shall be required to be in compliance with the Reinstated Covenants. For purposes of interpreting the definition of “Permitted Liens” during the time any Suspended Covenants are suspended, the definition should be read as if the Suspended Covenants were not so suspended. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 hereof will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a) hereof to the extend provided therein.

Section 4.29. Maintenance of Properties.

Subject to, and in compliance with, the provisions of the applicable Security Documents, the Authority shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that the Authority shall not be obligated to make such repairs, renewals, replacements, betterments and improvements or maintain such properties if the failure to do so would not result in a material adverse effect on the ability of the Authority and the Guarantors to satisfy their obligations under the Notes, the Guarantees, this Indenture and the Security Documents.

ARTICLE 5

SUCCESSORS

Section 5.01. Liquidation or Dissolution.

(a) The Authority shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Authority shall not consolidate or merge with or into any other Person.

(b)

(i) No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to the provisions of the following clauses (ii) and (iii): (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor including obligations under the Security Documents pursuant to a supplemental indenture and security documents in form and substance reasonably satisfactory to the Trustee, and takes all actions required by the Security Documents to perfect, assure and confirm the Liens intended to be conferred thereunder; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(ii) One or more Subsidiary Guarantors may merge with or into another Subsidiary Guarantor or with or into the Authority; provided that in the case of a merger with or into the Authority, the Authority is the surviving entity and all actions required by the Security Documents are taken to perfect, assure and confirm the Liens intended to be conferred thereunder.

(iii) In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor (other than to any other Subsidiary Guarantor or the Authority) or if a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock or a redesignation of such Subsidiary Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee pursuant to Section 10.03 hereof; provided that the Net Proceeds of such sale or other disposition are applied in accordance with or the redesignation is accomplished in accordance with Section 4.10 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

An Event of Default (“Event of Default”) occurs if:

(a) the Authority defaults for 30 days in the payment when due of interest on the Notes;

(b) the Authority defaults in payment when due of the principal of or premium, if any, on the Notes;

(c) the Authority or any of its Restricted Subsidiaries fails to comply with any of the provisions of Section 4.10 or 5.01 hereof;

(d) the Authority or any of its Restricted Subsidiaries fails for (i) 30 days after the notice to the Authority by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes voting as a single class to comply with any of the provisions of the Security Documents or the provisions of Section 4.07 or 4.09 hereof or (ii) for 60 days after notice to the Authority by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any other covenant, representation, warranty or other agreement in this Indenture or the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Authority or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of this Indenture, if that default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(f) the Authority or any of its Restricted Subsidiaries fails to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days;

(g) the Authority or any of its Restricted Subsidiaries pursuant to or within the meaning of the Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Authority or any of its Restricted Subsidiaries in an involuntary case;

(ii) appoints a custodian of the Authority or any of its Restricted Subsidiaries for all or substantially all of the property of the Authority or any of its Restricted Subsidiaries; or

(iii) orders the liquidation of the Authority or any of its Restricted Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(i) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort;

(j) cessation of gaming operations for a period of more than 90 consecutive days at the Resort (other than as a result of a casualty loss);

(k) the Lease ceases to be in full force and effect;

(l) failure by the Tribe to comply with the provisions of Article 12 hereof for 30 days after notice to the Authority and the Tribe by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; or

(m) the occurrence of any of the following:

(i) any Security Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or is declared null and void, other than in accordance with the terms of the relevant Security Document; or

(ii) except as permitted by this Indenture, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Prior Liens; or

(iii) the Authority or any Restricted Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Authority or any Restricted Subsidiary set forth in or arising under any Security Document.

Section 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Authority, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Authority, any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have to pay if the Authority had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture, or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of interest on or principal of, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to the terms of the Security Documents, Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06. Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Authority for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Authority (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Authority or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Authority. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Delivery of reports, information and documents to the Trustee under Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Authority’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Authority shall be sufficient if signed by an Officer of the Authority.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Except with respect to Section 7.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Authority’s covenants in Article 4 or Article 12 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a) or (b) or Section 4.01 hereof or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Authority personally or by agent or attorney during regular business hours.

(i) In the absence of a written direction to do so received by the Trustee pursuant to Section 6.05 hereof from Holders of a majority in principal amount of the then outstanding Notes and indemnification from such Holders for any costs incurred by the Trustee in acting pursuant to such direction, the Trustee shall be under no duty to inquire into or to determine whether the Authority has taken any “willful action” under Section 6.02 hereof.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Authority or any Affiliate of the Authority with the same rights it would have if it were not Trustee. The Trustee is also subject to Section 7.10 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Authority’s use of the proceeds from the Notes or any money paid to the Authority or upon the Authority’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after a Responsible Officer of the Trustee has knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Authority and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Authority shall promptly notify the Trustee when the Notes are listed on any stock exchange.

At the expense of the Authority, the Trustee or, if the Trustee is not the Registrar, the Registrar, shall report the names of record Holders of the Notes to any Gaming Regulatory Authority when requested to do so by the Authority.

At the express direction of the Authority and at the Authority’s expense, the Trustee will provide any Gaming Regulatory Authority with:

(i) copies of all notices, reports and other written communications which the Trustee gives to Holders;

(ii) a list of all of the Holders promptly after the original issuance of the Notes and periodically thereafter if the Authority so directs;

(iii) notice of any Default under this Indenture, any acceleration of the Indebtedness evidenced hereby, the institution of any legal actions or proceedings before any court or governmental authority in respect of a Default or Event of Default hereunder;

(iv) notice of the removal or resignation of the Trustee within five Business Days of the effectiveness thereof;

(v) notice of any transfer or assignment of rights under this Indenture known to the Trustee within five Business Days thereof; and

(vi) a copy of any amendment to the Notes or this Indenture within five Business Days of the effectiveness thereof.

To the extent requested by the Authority and at the Authority’s expense, the Trustee shall cooperate with any Gaming Regulatory Authority in order to provide such Gaming Regulatory Authority with the information and documentation requested and as otherwise required by applicable law.

Section 7.07. Compensation and Indemnity.

The Authority shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Authority shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Authority shall indemnify the Trustee and its directors, officers, employees and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Authority (including this Section 7.07) and defending itself against any claim (whether asserted by the Authority or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is attributable to its negligence or bad faith. The Trustee shall notify the Authority promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Authority shall not relieve the Authority of its obligations hereunder. The Authority shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Authority shall pay the reasonable fees and expenses of such counsel. The Authority need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Authority under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Authority’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Authority. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Authority in writing. The Authority may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Authority shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Authority.

If any Gaming Regulatory Authority requires a Trustee to be approved, licensed or qualified and the Trustee fails or declines to do so, such approval, license or qualification shall be obtained upon the request of, and at the expense of, the Authority unless the Trustee declines to do so, or, if the Trustee’s relationship with either the Authority may, in the Authority’s discretion, jeopardize any material gaming license or franchise or right or approval granted thereto, the Trustee shall resign, and, in addition, the Trustee may at its option resign if the Trustee in its sole discretion determines not to be so approved, licensed or qualified.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Authority, or the Holders of at least a majority in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by the Holders of a majority in principal amount of the then outstanding Notes, fails to comply with Section 7.10 hereof, such Holders may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Authority. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Authority’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the trust created by this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, or together with all of its Subsidiaries and parent entities has, a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

ARTICLE 8

SATISFACTION AND DISCHARGE; LEGAL DEFEASANCE

AND COVENANT DEFEASANCE

Section 8.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Authority) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Authority has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of any such deposit or shall occur as a result of any such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Authority is a party or by which it is bound;

(3) the Authority has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Authority has delivered irrevocable instructions to the Trustee under this Indenture to apply any deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Authority must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the foregoing paragraphs, the Authority’s Obligations in Article 2 hereof and in Sections 4.01, 4.02, 7.07, 7.08, 8.07 and 8.08 hereof shall survive until the Notes are no longer outstanding. After the Notes are no longer outstanding, the Authority’s Obligations in Sections 7.07, 8.07 and 8.08 hereof shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Authority’s Obligations under the Notes, the Subsidiary Guarantors’ obligations under the Subsidiary Guarantees and this Indenture except for those surviving Obligations specified above.

Section 8.02. Option to Effect Legal Defeasance or Covenant Defeasance.

The Authority may, at the option of its Management Board evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.03 or 8.04 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.03. Legal Defeasance and Discharge.

Upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.03, the Authority shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Authority shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Authority, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.05 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Authority’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Authority’s obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Authority may exercise its option under this Section 8.03 notwithstanding the prior exercise of its option under Section 8.04 hereof.

Section 8.04. Covenant Defeasance.

Upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, the Authority shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14(b), 4.15, 4.17, 4.18, 4.20, 4.21, 4.22, 4.24, 4.25 and 4.29 hereof and Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.05 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding

Notes, the Authority may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04 hereof, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, Sections 6.01(c) through 6.01(f) and Sections 6.01 (i) through 6.01 (m) hereof shall not constitute Events of Default.

Section 8.05. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.03 or 8.04 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Authority must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and interest on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

(b) in the case of an election under Section 8.02 hereof, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Authority has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.04 hereof, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence) or insofar as Sections 6.01(g) or 6.01(h) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Authority or any of its Restricted Subsidiaries is a party or by which the Authority or any of its Restricted Subsidiaries is bound;

(f) the Authority must have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) the Authority shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Authority with the intent of preferring the Holders over any other creditors of the Authority or with the intent of defeating, hindering, delaying or defrauding any creditors of the Authority or others; and

(h) the Authority shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.06. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Authority acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Authority shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Authority from time to time upon the request of the Authority any money or non-callable Government Securities held by it as provided in Section 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.05(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.07. Repayment to Authority.

Any money deposited with the Trustee or any Paying Agent, or then held by the Authority, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Authority on its request or (if then held by the Authority) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Authority for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Authority as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Authority cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Authority.

Section 8.08. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.03 or 8.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Authority’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.03 or 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.03 or 8.04 hereof, as the case may be; provided, however, that, if the Authority makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Authority shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Authority, the Subsidiary Guarantors, if any, the Tribe and the Trustee may amend or supplement this Indenture, the Subsidiary Guarantees, if any, or the Notes without the consent of any Holder of a Note to:

(a) cure any ambiguity, defect or inconsistency;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c) provide for the assumption of the Authority’s obligations to the Holders of the Notes in the case of a merger, consolidation or sale of all or substantially all of the Authority’s assets;

(d) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of such Holder;

(e) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f) allow any Subsidiary to execute a supplemental indenture substantially in the form of such supplemental indenture attached as Exhibit E to this Indenture and a Subsidiary Guarantee substantially in the form of such Subsidiary Guarantee attached as Exhibit D to this Indenture;

(g) release Collateral in accordance with the terms of this Indenture, the Intercreditor Agreement and the Security Documents;

(h) mortgage, pledge, hypothecate or grant any additional Lien in favor of the Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all Obligations with respect to the Notes;

(i) evidence and provide for the acceptance by appointment of a successor Collateral Agent so long as (a) such successor Collateral Agent is reasonably acceptable to the Trustee and (b) is otherwise qualified and eligible to serve as Collateral Agent;

(j) amend the Security Documents in accordance with the Intercreditor Agreement; or

(k) add any Parity Lien Debt Obligations to the Obligations secured by the Security Documents on the terms permitted thereunder.

Upon the request of the Authority accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Authority and the Subsidiary Guarantors, if any, in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

(a) Except as provided below in this Section 9.02, the Authority, the Subsidiary Guarantors, if any, the Tribe and the Trustee may amend or supplement this Indenture (including Sections 3.10 and 4.10 hereof), the Subsidiary Guarantees, if any, and the Notes:

(i) with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); and

(ii) with the consent of the Holders of at least 66 2/3% of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes) in order to make a change in the provisions of Section 4.15 hereof that adversely affects the rights of any Holder of Notes.

(b) Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(c) Upon the request of the Authority accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Authority in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

(d) It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e) After an amendment, supplement or waiver under this Section becomes effective, the Authority shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Authority to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Authority with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a nonconsenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.10, 4.10 and 4.15 hereof;

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Note payable in money other than that stated in the Notes;

(vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(vii) waive a redemption payment with respect to any Note (other than a payment required by 3.10, 4.10 and 4.15 hereof);

(viii) make any change in the foregoing amendment and waiver provisions; or

(ix) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of its Subsidiary Guarantee.

In additon, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (but only to the extent any such consent is required under the Intercreditor Agreement and the Security Documents).

Section 9.03. [Intentionally Omitted]

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective (as determined by the Authority and which may be prior to any such amendment, supplement or waiver becoming operative), a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date of the waiver, supplement or amendment becomes effective (as determined by the Authority and which may be prior to any such amendment, supplement or waiver becoming operative). After an amendment, supplement or waiver becomes effective, it shall bind every Holder.

The Authority may, and shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Authority. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Authority in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Authority may not sign an amendment or supplemental Indenture until the Management Board approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01. Unconditional Guarantee.

Each Guarantor shall unconditionally, jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise and interest on the over-due principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other Obligations of the Authority to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise.

Each Guarantor agrees that, as between such Guarantor on the one hand, and the Holders and the Trustee on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of the Guarantee in each case to the extent lawful.

Each Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Authority, any action to enforce the same or any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor in each case to the extent lawful. Each Guarantor waives, to the extent lawful, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Authority, any right to require a proceeding first against the Authority, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in the Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Authority, any Guarantor, or any Custodian acting in relation to the Authority or any Guarantor, any amount paid by the Authority or such Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that, in the event of Default in the payment of principal (or premium, if any) or interest on such Notes, whether at their Stated Maturity, by acceleration, upon redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce the Guarantee without first proceeding against the Authority. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce any other right or remedy with respect to the Notes, the Guarantors, to the extent lawful, will pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders. The Guarantors will agree to pay, in addition to the amount stated above, any and all out of pocket reasonable expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Guarantees with respect to the Guarantors.

Section 10.02. Severability.

In case any provision of the Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.03. Release of Guarantor.

A Guarantor may, by execution and delivery to the Trustee of a supplemental indenture satisfactory to the Trustee, be automatically and unconditionally released from its Guarantee upon either of the following:

(x) any sale, exchange or transfer by the Authority or any Restricted Subsidiary that is a Guarantor to any Person that is not required to become a Guarantor of all of the Capital Stock of, or all or substantially all the assets of, such Restricted Subsidiary that is a Guarantor, which sale, exchange or transfer is made in accordance with the provisions of this Indenture; or

(y) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

provided, in each such case, the Authority has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transactions have been complied with and that such release is authorized and permitted under this Indenture.

Section 10.04. Limitation on Amount Guaranteed.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Section 10.05. Waiver of Subrogation.

Until payment in full is made on the Notes and all other Obligations of the Authority to the Holders or the Trustee hereunder and under the Notes, each Guarantor irrevocably waives any claim or other rights it acquires against the Authority that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee and this Indenture, including without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Authority, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Authority, directly or indirectly, in cash or other property or by set-off or any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.05 is knowingly made in contemplation of such benefits.

Section 10.06. Execution of Guarantee.

To evidence its Guarantee to the Holders set forth in this Article 10, each Guarantor will execute the Guarantee in substantially the form attached to this Indenture as Exhibit D, which shall be endorsed on each Note ordered to be authenticated and delivered by the Trustee. Each Guarantor agrees that the Guarantee set forth in this Article 10 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Guarantee. The Guarantee shall be signed on behalf of each Guarantor by one Officer of such Guarantor (each of whom shall, in each case, have been duly authorized by all requisite corporate actions), and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee on behalf of such Guarantor. Such signatures upon the Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Guarantee, and in case any such Officer who shall have signed the Guarantee shall cease to be such officer before the Note on which the Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Authority, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed the Guarantee had not ceased to be such Officer of such Guarantor.

Section 10.07. Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing the Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each Guarantor expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01. The Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Authority set forth in Section 7.07 and Section 8.08 hereof, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by, in favor of the Collateral Agent for the benefit of the Trustee and of the Holders, second-priority Liens and security interests in the Collateral, in each case subject in priority to Permitted Prior Liens only and subject to the Liens securing any Permitted Priority Lien Debt Obligations and Permitted Liens, as provided in the Security Documents which the Authority and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture (or in accordance with the provisions of Sections 11.04 and 11.05 hereof shall enter into) and will be secured by all Security Documents hereafter delivered as required or permitted by this Indenture, the Security Documents and the Intercreditor Agreement.

(b) The Authority and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for its benefit and for the benefit of the Trustee, the Holders and the holders of Parity Lien Debt Obligations, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement, and the Collateral Agent is hereby authorized to execute and deliver the Security Documents and the Intercreditor Agreement.

(c) Each Holder, by its acceptance of any Notes and the Guarantees thereof, consents and agrees to the terms of the Security Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Security Documents and the Intercreditor Agreement in accordance therewith.

(d) The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Security Documents and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of the Collateral Agent, and for the benefit of the Trustee, the Holders and the holders of Parity Lien Debt Obligations, and that the Lien of this Indenture and the Security Documents in favor of the Collateral Agent, the Trustee, and the Holders and the holders of Parity Lien Debt Obligations is subject to and qualified and limited in all respects by the Intercreditor Agreement and actions that may be taken thereunder.

Section 11.02. Further Assurances.

Subject to the Intercreditor Agreement, the Authority and each of the Guarantors shall do or cause to be done all acts and things that may be required (including the filing of financing statements, amendments thereto and continuation statements), or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders and the holders of Parity Lien Debt Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued in accordance with Sections 11.04 and 11.05 hereof), in each case, as contemplated by, and with the Lien priority required under, this Indenture and the Security Documents. In addition, the Authority and each of the Guarantors shall simultaneously deliver to the Collateral Agent notices (of which copies shall be acceptable) and other documents in substantially the same form as those delivered to the Permitted Priority Lien Debt Collateral Agent in connection with any construction or development, including without limitation the Mohegan Sun Phase III project and the Pocono Downs Phase II Project and the Permitted Pocono Transaction and shall take such action in favor of the Collateral Agent in connection therewith as they take in favor of the Permitted Priority Lien Debt Collateral Agent.

Subject to the Intercreditor Agreement, upon the reasonable request of the Collateral Agent at any time and from time to time, the Authority and each of the Guarantors (including any future Subsidiaries that become Guarantors in accordance with Section 4.20 hereof) will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by this Indenture and the Security Documents for its benefit and for the benefit of the Trustee, the Holders and the holders of the Parity Lien Debt Obligations.

Section 11.03. Impairment of Security Interest.

Neither the Authority nor any of its Restricted Subsidiaries shall take or omit to take any action not otherwise permitted by this Indenture, the Intercreditor Agreement or any other Security Documents which would materially adversely affect or impair the Liens on the Collateral in favor of the Collateral Agent, the Trustee, and the Holders and the holders of the Parity Lien Debt Obligations with respect thereto. Subject to any Permitted Liens and the Intercreditor Agreement, the Authority shall, and shall cause its Restricted Subsidiaries to, take in favor of the Collateral Agent any and all actions which the Authority and/or Restricted Subsidiary take in favor of the Permitted Priority Lien Debt Collateral Agent with respect to the Collateral and/or the Liens thereon. Neither the Authority nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any interest whatsoever in the Collateral, other than Permitted Prior Liens, Permitted Liens and the Liens securing any Permitted Parity Lien Debt Obligations. Neither the Authority nor any of its Restricted Subsidiaries shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement.

Section 11.04. After-Acquired Property.

Subject to certain limitations and exceptions set forth in this Indenture, the Intercreditor Agreement and the Security Documents, if the Authority or any Guarantor creates any additional security interest in or lien upon any property or asset to secure any Permitted Priority Lien Debt Obligations, and takes any other actions in favor of the Permitted Priority Lien Debt Collateral Agent in connection therewith it must concurrently grant a second priority security interest or Lien, in each case subject in priority only to Permitted Prior Liens and subject to the Liens securing any Permitted Priority Lien Debt Obligations and Permitted Liens, upon such property or assets as security for the Note Obligations and take such other actions in favor of the Collateral Agent in connection therewith.

Section 11.05. Post-Closing Actions Relating to Collateral.

(a) Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, the parties hereto acknowledge and agree that the Authority and its subsidiaries shall be required to, (I) in the case of the Leased Property, no later than the later to occur of (a) the date that is 30 days after the Issue Date or (b) within 5 Business Days after obtaining the approval of the Bureau of Indian Affairs required for the execution and delivery of a leasehold mortgage encumbering the Leased Property, which approval the Authority shall use diligent efforts to obtain at the earliest reasonably practicable date or (II) with respect to all other real property and clauses (ix) and (x) below, within 30 days of the Issue Date, deliver to the Collateral Agent the following, in each case, in form and substance as shall be reasonably satisfactory to the Initial Purchasers and Collateral Agent and their respective counsel, as appropriate:

(i) a mortgage or mortgage deed, assignment of leases and rents and security agreement (each, a “Mortgage”) granted by the owner or lessee, as applicable, of the applicable interest listed opposite each Mortgaged Property as set forth on Schedule I hereto in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders encumbering each such party’s fee or leasehold interest in such Mortgaged Property, duly executed and acknowledged by such party in form for recording in the appropriate recording office of the political subdivision where such Mortgaged Property is situated (and, in the case of the Mortgage encumbering the Leased Property, upon approval, in the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut), together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof and such financing statements and other similar statements in respect of each such Mortgage, and any other instruments necessary to grant the interests purported to be granted by each such Mortgage (and to record such Mortgage in the appropriate recording offices) under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall be effective to create a valid and enforceable second priority lien on such Mortgaged Property in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, subject to no liens other than Permitted Prior Liens, the Liens securing any Permitted Priority Lien Debt Obligations and Permitted Liens;

(ii) with respect to each Mortgage encumbering any Mortgaged Property (other than the Mohegan Golf Property), a policy of title insurance (or irrevocable commitment to issue such a policy) insuring (or irrevocably committing to insure) the lien of such Mortgage as a valid and enforceable second priority mortgage or mortgage deed lien, as applicable, on the real property and fixtures described therein, in favor of the Collateral Agent for its benefit and for the benefit of the Trustee, securing the obligations of the Issuers under this Indenture, the Notes, the Security Documents and the Intercreditor Agreement, in an amount equal to the proportionate amount allocated to such Mortgaged Property in connection with the mortgagee’s policy of title insurance covering the mortgage lien securing the obligations under the Bank Credit Facility and which policy (or irrevocable commitment) shall (a) be issued by Chicago Title Insurance Authority (the “Title Authority”), (b) include re-insurance arrangements, (c) have been supplemented by endorsements reasonably requested by the Initial Purchasers and available at commercially reasonable costs (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, non-imputation, public road access, doing business, variable rate, contiguity (where appropriate), “tie-in” or “cluster”, environmental lien, address, subdivision, survey, any special use of the Mortgaged Property or improvements or equipment related thereto, and so-called comprehensive coverage over covenants and restrictions); it being understood that where such endorsements are not available at commercially reasonable costs and rates, the Authority will obtain a PZR report or letters from the appropriate governmental authorities or other evidence as to zoning and from local or special counsel opinions relating to usury, in each case to the extent the same were delivered to the Administrative Agent under the Bank Credit Facility and (d) contain no defects, liens or encumbrances other than Permitted Encumbrances (individually, a “Title Policy”, and, collectively, “Title Policies”);

(iii) with respect to each Mortgaged Property, a survey of the Mortgaged Property in such form as shall (x) be required by the Title Authority to issue the so-called comprehensive and other survey related endorsements required under paragraph (ii) hereof and to remove the standard survey exceptions from the Title Policy with respect to such Mortgaged Property, (y) comply with the minimum detail requirements of the American Land Title Association and such additional Table A items as were delivered to the Administrative Agent under the Bank Credit Facility (as such requirements and items are in effect on the date of delivery of such survey), which survey shall locate all improvements, public streets and recorded easements affecting such Mortgaged Property, and (z) be accompanied by an Officers’ Certificate stating that there have been no material changes to the applicable Mortgaged Property since the date of the survey, unless there shall have occurred any material exterior change in the property affected thereby during such period, in which event such survey shall be dated or redated to a date after the completion of such change and certified to the Collateral Agent;

(iv) policies or certificates of insurance covering the Mortgaged Properties, and any other assets of the Issuers as required by this Indenture and the Security Documents, which policies or certificates name the Collateral Agent, for its benefit and the benefit of the Trustee and the holders of the Securities, as additional insured and loss payee and mortgagee, as applicable and appropriate, and shall otherwise bear endorsements of the character required pursuant to this Indenture and the Security Documents;

(v) such affidavits, certificates and instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Authority to issue the Title Policies with respect to each Mortgaged Property;

(vi) checks or wire transfers to the Title Authority in respect of amounts in payment of required recording cost and taxes due in respect of the execution, delivery or recording of the Mortgages, fixture filings and related documents, together with a check or wire transfer for the Title Authority in payment of its premium, search and examination charges, applicable survey costs and any other amounts then due in connection with the issuance of the Title Policies;

(vii) with respect to each Mortgaged Property, a completed FEMA Standard Flood Hazard Determination and if the area in which any improvements located on the Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by FEMA (or successor agency), a signed notice by the Authority or a Restricted Subsidiary, as applicable, with respect to such Flood Hazard Determination, and flood insurance in favor of Collateral Agent, for its benefit and the benefit of the Trustee and the Holders, as loss payee and mortgagee, and shall otherwise bear endorsements of the character required pursuant to the Security Documents;

(viii) with respect to each Mortgaged Property, opinions, addressed to the Collateral Agent and the Trustee, of Rosenn, Jenkins & Greenwald, LLP with respect to Mortgaged Property located in Pennsylvania and of such other local counsel in each other jurisdictions where Mortgaged Property is located as to the enforceability of the Mortgages under applicable law and other matters reasonably requested by the Initial Purchasers;

(ix) with respect to that certain Deposit Account Agreement dated as of March 9, 2007 entered into among Downs Racing, L.P., First National Community Bank, as despositary, and Bank of America, N.A., as administrative agent, an amendment or amendment and restatement to such Deposit Account Agreement and, if applicable, execution of a separate control agreement, in each case in form satisfactory to the Initial Purchasers, evidencing a second lien security interest in the Deposit Accounts (as defined in such Deposit Account Agreement) in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Notes;

(x) with respect to the deposit accounts constituting Collateral held by the Authority with Bank of America, N.A. or its Affiliates, execution of a separate control agreement, in form reasonably satisfactory to the Collateral Agent, evidencing a second lien security interest in such deposit accounts in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Notes; and

(xi) such further information, certificates and documents evidencing or relating to the Collateral or required to effect the foregoing as the Initial Purchasers may reasonably request including, without limitation, such information, certificates and documents substantially similar in form and substance to those delivered to the Administrative Agent under the Bank Credit Facility;

provided that to the extent any information, certificates and documents delivered to the Collateral Agent are substantially similar in form and substance to those delivered to the Administrative Agent under the Bank Credit Facility (other than the subordination provisions contained therein), such information, certificates and documents shall be deemed to be reasonably satisfactory to the Collateral Agent and its counsel.

(b) All conditions precedent, representations and covenants contained in this Indenture, the Purchase Agreement and the Security Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in any of the above-referenced agreements); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Issue Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken in accordance with the provisions of this Section 11.05, and (y) all representations and warranties relating to the Security Documents and the Mortgages shall be required to be true immediately after the actions required to be taken by this Section 11.05 have been taken.

Section 11.06. Release of Liens on the Collateral.

(a) Subject to the terms of the Intercreditor Agreement, if applicable, the Liens on the Collateral will terminate and be discharged with respect to the Note Obligations:

(i) subject to Article 12, in whole or in part, as applicable, as to all or any portion of the Collateral subject to the Collateral Agent’s Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii) in whole, upon payment in full and discharge of all outstanding Notes except for indemnity obligations; provided that the Authority has delivered an Officers’ Certificate to the Collateral Agent certifying that the conditions described in this paragraph (ii) have been met and that such release of the Collateral does not violate the terms of this Indenture or the Security Documents;

(iii) as to any Collateral that is sold, transferred or otherwise disposed of by the Authority or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Authority or a Guarantor in a transaction or other circumstance that is not prohibited by the terms of the Indenture, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of;

(iv) as provided in the Intercreditor Agreement and the Security Documents, as applicable;

(v) as to any other release of the Collateral, if the Authority has delivered an Officers’ Certificate to the Collateral Agent certifying that any necessary consents have been obtained and that such release of the Collateral does not violate the terms of this Indenture or the Security Documents;

(vi) upon satisfaction and discharge of this Indenture as set forth under Section 8.01 hereof; and

(vii) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article 8 hereof;

provided that in the case of any release in whole pursuant to this Section 11.06(a), all amounts owing to the Trustee under this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement will have been paid.

(b) In the event the Authority requests the Collateral Agent to evidence in writing a release of any assets permitted hereunder, the Authority and each Guarantor will furnish to the Trustee, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture an Officers’ Certificate (i) requesting such release and (ii) to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with.

(c) Upon compliance by the Authority or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Authority, or its Guarantors, as the case may be, the released Collateral.

(d) The release of any Collateral from the terms of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Security Documents if and to the extent the Collateral is released pursuant to this Indenture, the Security Documents or the Intercreditor Agreement or upon the termination of this Indenture.

(e) Notwithstanding any provision to the contrary herein, as and when requested by the Authority, the Trustee shall instruct the Collateral Agent to execute and deliver Uniform Commercial Code financing statement amendments or releases solely to the extent necessary to delete properties and assets required to be released pursuant to Section 11.06(a) hereof from the description of assets in any previously filed financing statements. If requested in writing by the Authority, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Authority may request to evidence or confirm that properties and assets required to be released pursuant to Section 11.06(a) hereof described in the immediately preceding sentence have been released from the Liens of each of the Security Documents. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

Section 11.07. Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a) Subject to the provisions of the Security Documents and the Intercreditor Agreement, each of the Trustee or the Collateral Agent may, but shall not be obligated to, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and the Intercreditor Agreement and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Authority and the Subsidiaries hereunder and thereunder. Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Authority to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) The Trustee or the Collateral Agent, in giving any consent or approval under the Security Documents or the Intercreditor Agreement, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture, the Security Documents or the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate.

Section 11.08. Collateral Accounts.

(a) Subject to the terms of the Intercreditor Agreement, the Trustee and Collateral Agent, as applicable, are authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

(b) Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall establish the Collateral Account when and as needed. Such Collateral Account shall at all times thereafter until this Indenture shall have terminated, be maintained with, and under the sole control of, the Collateral Agent. The Collateral Account shall be a trust account and shall be established and maintained by the Collateral Agent at one of its corporate trust offices (which may include the New York corporate trust office) as required by this Indenture and subject to the Intercreditor Agreement. Subject to the Intercreditor Agreement, all cash and Cash Equivalents received by the Trustee and/or Collateral Agent from any Asset Sale, Event of Loss, issuances of Additional Notes and other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, shall be deposited in the Collateral Account to the extent required or permitted by this Indenture or the Security Documents, and thereafter shall be held, applied and/or disbursed by the Trustee or the Collateral Agent, as applicable, in accordance with the terms of this Indenture. In connection with any and all deposits to be made into the Collateral Account under this Indenture, the Security Documents or the Intercreditor Agreement, the Trustee and/or the Collateral Agent, as applicable, shall receive an Officers’ Certificate directing the Trustee and/or the Collateral Agent to make such deposit.

(c) Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Authority may direct the Trustee and/or the Collateral Agent to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. So long as no Event of Default shall have occurred and be continuing, the Authority may direct the Trustee and/or the Collateral Agent to sell, liquidate or cause the redemption of any such investments, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to such Collateral Account. Neither the Trustee nor the Collateral Agent shall have any liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 11.08(c).

Section 11.09. Insurance.

(a) The Authority and the Guarantors shall keep the Collateral adequately insured at all times by financially sound and reputable insurers. Subject to the Intercreditor Agreement, the Collateral Agent will be named as an additional insured and loss payee as its interests may appear. Upon the request of the Collateral Agent, the Authority and the Guarantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers and coverage.

(b) The Authority and the Guarantors shall supply the Collateral Agent with certificates of each policy required hereunder, and, if requested, an original or underlyer of each such policy and all endorsements thereto. Prior to the expiration of any insurance policy required hereunder, the Authority and the Guarantors shall furnish the Collateral Agent with proof reasonably acceptable to the Collateral Agent that the policy has been reinstated, renewed or a new policy has been issued or is continuing in force with respect to such insurance. If the Authority and Guarantors fail to maintain such insurance, the Collateral Agent shall have the right, but not the obligation, after written notice to the Authority and the failure of the Authority to obtain within 5 Business Days of receipt by the Authority of such written notice reasonable replacement coverage, subject to the Intercreditor Agreement, to obtain reasonable replacement coverage and advance funds to pay the premiums for it on behalf of the Authority and the Guarantors. Authority shall repay the Collateral Agent immediately on demand for any advance for such premiums, which shall be considered to be an Obligation owed to the Collateral Agent hereunder bearing interest from the date of demand.

Section 11.10. Relative Rights

Nothing in this Indenture will:

(a) impair, as between the Authority and the Holders, the obligation of the Authority to pay principal of, premium and interest on the Notes in accordance with their terms or any other obligation of the Authority or any Guarantor;

(b) affect the relative rights of Holders as against any other creditors of the Authority or any Guarantor (other than holders of Permitted Priority Lien Debt Obligations or Permitted Prior Liens);

(c) restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions of the Intercreditor Agreement);

(d) subject to any required approval, license, permit or other restriction from a Gaming Regulatory Authority, restrict or prevent any Holder or the Collateral Agent from exercising any of its rights or remedies upon an Event of Default not specifically restricted or prohibited by the provisions of the Intercreditor Agreement; or

(e) subject to any required approval, license, permit or other restriction from a Gaming Regulatory Authority, restrict or prevent any Holder or the Collateral Agent from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the provisions of the Intercreditor Agreement.

Section 11.11. Amendments to the Security Documents

Subject to the terms of the Intercreditor Agreement, no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Agent acting as directed by the holders of at least a majority in aggregate principal amount of all Notes and Parity Lien Debt then outstanding, except that:

(a) any amendment or supplement that has the effect solely of adding or maintaining Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Agent therein or adding Parity Lien Debt Obligations to obligations secured under the Security Documents, will become effective when executed and delivered by the Authority or any other Guarantor party thereto and the Collateral Agent;

(b) any amendment or supplement that has the effect solely of curing any ambiguity, defect or inconsistency or making any change that would provide any additional rights or benefits to the holders of Note Obligations or the Collateral Agent will, in each case, become effective when executed and delivered by the Authority and any Guarantor party thereto and the Collateral Agent;

(c) no amendment or supplement that reduces, impairs or adversely affects the right of any Holder:

(i) to vote its outstanding Notes as to any matter described as subject to direction by the holders of a majority in aggregate principal amount of all Notes then outstanding,

(ii) to share in the order of application described in Section 11.14 hereof in the proceeds of enforcement of or realization on any Collateral, or

(iii) to require that Liens securing Notes be released only as set forth in the provisions described above under Section 11.06 hereof,

will become effective without the consent of the requisite percentage or number of Holders and in the case of clause (c)(iii) above, the holders of Parity Lien Debt so affected under this Indenture and the Security Documents; and

(d) no amendment or supplement that imposes any obligation upon the Collateral Agent or adversely affects the rights of the Collateral Agent in its individual capacity as such will become effective without the consent of the Collateral Agent.

Any amendment or supplement to the provisions of the Security Documents that releases Collateral or that results in the Collateral Agent’s Liens upon the Collateral no longer securing the Notes and the other Obligations under this Indenture may only be effected in accordance with the provisions described above under Section 11.06. Notwithstanding anything to the contrary set forth in this Indenture, any amendment, supplement, change, waiver, modification or variance to the security documents securing the Permitted Priority Lien Debt Obligations shall be automatically made to the Security Documents without the need for any consent or other action on the part of the Collateral Agent, the Trustee or the Holders; provided that (a) any such amendment, supplement, change, waiver, modification or variance does not materially adversely affect the rights of the Holders and not the Permitted Priority Lien Debt and Parity Lien Debt in a like or similar manner, (b) no such amendment, supplement, change, waiver, modification or variance shall have the effect of removing assets subject to the Lien of any Security Document, except to the extent that a release of such Lien is permitted by the Intercreditor Agreement (other than any amendment, supplement, change, waiver, modification or variance with respect to any provision applicable to the Collateral Agent under the Security Documents shall require the written consent of the Collateral Agent), (c) notice of such amendment, supplement, change, waiver, modification or variance shall be given to the Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof and (d) any such amendment, supplement, change, waiver, modification or variance to the Security Documents shall be approved by the Authority in writing.

Section 11.12. Additional Parity Lien Debt

The Authority may incur additional Parity Lien Debt by issuing additional notes under one or more additional indentures, incurring additional Indebtedness under a credit facility or otherwise issuing a new series of Parity Lien Debt, securing the obligations under the 6 1/8% Senior Notes due 2013 or increasing the amount of any Parity Lien Debt, in each case, secured by Liens on the Collateral. All additional Parity Lien Debt will be pari passu in right of payment with the Notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured equally and ratably with the Notes by Liens on the Collateral granted under the Security Documents or otherwise granted to the Collateral Agent or other representative with respect to such Parity Lien Debt for as long as the Notes and the Guarantees are secured by the Collateral, subject to the covenants contained in the Indenture. Additional Parity Lien Debt will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof.

Section 11.13. Additional Permitted Priority Lien Debt

The Authority and the Guarantors may incur Permitted Priority Lien Debt in an aggregate amount up to the Permitted Priority Lien Debt Cap. Liens securing any Permitted Priority Lien Debt Obligations will have priority over the Liens securing the Note Obligations with respect to the Collateral as set forth in the Intercreditor Agreement. Any Parity Lien Debt incurred by the Authority shall be guaranteed by the Guarantors and shall be secured by the same Security Documents that secure the Note Obligations.

Section 11.14. Application of Proceeds from Sale of Collateral

Subject to the terms of the Intercreditor Agreement, if any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Agent in the Security Documents, the proceeds received by the Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Collateral Agent in the following order of application:

FIRST, to the payment of all amounts payable under this Indenture and the Security Documents on account of the Collateral Agent’s and the Trustee’s fees and any reasonable fees, costs and expenses (including legal fees) or other liabilities of any kind incurred by the Collateral Agent or the Trustee or any co-trustee or agent of the Collateral Agent or the Trustee in connection with any Security Document or this Indenture;

SECOND, to the Trustee for application to the payment of all outstanding Notes, the Parity Lien Debt and all Obligations under this Indenture and the Security Documents that are then due and payable in such order as may be provided in the Security Documents in an amount sufficient to pay in full in cash (a) all outstanding Notes that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in this Indenture, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) and (b) all Parity Lien Debt; and

THIRD, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Authority or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

The foregoing order of application will be subject to the seniority of any Permitted Priority Liens and any Permitted Priority Lien Debt Obligations and subject to the provisions of the Intercreditor Agreement.

The provisions set forth under this Section 11.14 are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Notes and the Collateral Agent as holder of Liens securing the Notes and the Guarantees.

ARTICLE 12

COVENANTS OF THE TRIBE

Section 12.01. Covenants of the Tribe.

The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:

(a) increase or impose any tax or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:

(i) payments that are due under any agreement in effect on the date of this Indenture or payments that are not materially adverse to the economic interests of Holders of the Notes;

(ii) payments that the Authority has agreed to reimburse each Holder for the economic effect thereof, if any;

(iii) payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(iv) pursuant to the Tribal Tax Code; or

(v) Government Service Payments;

(b) amend the terms of the Lease in any material manner that would be materially adverse to the economic interests of Holders;

(c) amend the Tribal Gaming Ordinance in effect on the date of this Indenture (unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort) to restrict or eliminate the exclusive right of the Authority to conduct gaming operations on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut in a manner that would be materially adverse to the economic interests of Holders;

(d) permit or incur any consensual liability of the Tribe (or of any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Authority or any of its Restricted Subsidiaries or for which assets of the Authority or any of its Restricted Subsidiaries may be bound, other than a liability that the Authority or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under this Indenture;

(e) exercise any power of eminent domain over the assets of the Authority or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders of the Notes); or

(f) take any other action, enter into any agreement, amend its constitution or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of Holders; provided that, except as set forth in Section 12.01(c) hereof, nothing herein shall restrict the ability of the Tribe, directly or indirectly, to engage in any business, including a Gaming enterprise, outside of the Authority.

Moreover, except with the consent of a majority in interest of Holders or as required by federal or state law, the Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, to, directly or indirectly impose, tax or otherwise make a charge on the Notes, this Indenture, the Security Documents or any payments or deposits to be made thereunder.

Section 12.02. Additional Covenants of the Tribe.

(a) Any action taken by the Tribe to comply with federal or state law that would otherwise violate Section 12.01 hereof shall be taken only after prior written notice to the Trustee, accompanied with an Officers’ Certificate and Opinion of Counsel that such action is required by federal or state law. To the extent possible under the federal or state law, the Tribe shall give the Trustee at least 30 days prior written notice of any such action.

(b) The Tribe will not permit or incur any consensual liability of the Tribe (or of any other instrumentality or subunit of the Tribe) that is a legal obligation of the Authority, or for which the Authority’s assets may be bound, other than a liability that the Authority is permitted or not prohibited from incurring on its own behalf under this Indenture.

(c) In the event that the Tribe receives any payment from the Authority at a time when such payment is prohibited by the terms of this Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Authority, to the Authority.

(d) The Tribe will not, pursuant to or within the meaning of Bankruptcy Law, appoint or consent to the appointment of a custodian of the Authority or for all or substantially all of the property of the Authority.

(e) The Tribe agrees that it will not enact any Bankruptcy Law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the Holders provided for in this Indenture or the Notes.

(f) The Tribe agrees that it will not, and will not permit the Authority or any of the Tribe’s representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain over the property that is the subject of the Lease (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders thereunder). Except as required by federal or state law, the Tribe will not enact any statute, law, ordinance or rule that would have a material adverse affect on the rights of the Trustee or the Holders under this Indenture or the Notes.

(g) The Tribe hereby agrees that, subject to the terms of the Intercreditor Agreement, upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the Holders of the Notes shall be entitled to receive payment in full in respect to all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Tribe.

(h) The Tribe agrees that the Authority shall have sole and exclusive right to operate the Resort.

(i) Any action taken in violation of this Article 12 shall be deemed in contravention of Article XIV (“Non-Impairment of Contracts”) of the Constitution of the Tribe.

(j) The Tribe shall not permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Limitations on Management Activities.

Notwithstanding any provision in this Indenture, the Intercreditor Agreement or any other Security Document (collectively, the “Credit Documents”), none of the Trustee, Collateral Agent or any Holder (collectively, the “Creditor Parties”) shall engage in any of the following: planning, organizing, directing, coordinating, or controlling all or any portion of the Authority’s gaming operations (collectively, “Management Activities”), including, but not limited to:

(a) the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(b) any employment policies or practices;

(c) the hours or days of operation;

(d) any accounting systems or procedures;

(e) any advertising, promotions or other marketing activities;

(f) the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(g) the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(h) budgeting, allocating, or conditioning payments of the Authority’s operating expenses;

provided, however, none of the Creditor Parties will be in violation of the foregoing restriction solely because one of the Creditor Parties:

(i) exercises any Lien Enforcement Action that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or

(ii) requires that all or any portion of the revenues securing the notes or Parity Lien Debt Obligations be applied to satisfy valid terms of the Credit Documents or the Parity Lien Debt Documents; or

(iii) otherwise forecloses on all or any portion of the property securing the notes or any Parity Lien Debt Obligations.

Section 13.02. Notices.

Any notice or communication by the Authority, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Authority or any Subsidiary Guarantors:

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Chief Executive Officer

With a copy to:

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: General Counsel

and

Hogan & Hartson L.L.P.

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Carol Weld King, Esq.

If to the Tribe:

The Mohegan Tribe of Indians of Connecticut

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Chair, Tribal Council

With a copy to:

The Mohegan Tribe of Indians of Connecticut

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Attorney General

If to the Trustee:

U.S. Bank National Association

225 Asylum Street - 23rd Floor

Hartford, CT, 06103

Attention: Corporate Trust/C. Silva

With a copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Attention: William G. Rock

The Authority or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Authority mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03. [Intentionally Omitted].

Section 13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Authority or any Subsidiary Guarantor to the Trustee to take any action under this Indenture, the Authority shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. Dispute Resolution and Consent to Suit.

The Tribe does not consent to the enforcement, levy, or other execution of any judgment for money or other damages against any assets, real or personal, of the Tribe, except that the Tribe, the Authority and each of the Guarantors, as applicable, consent to the enforcement and execution of any judgment, whether obtained as a result of judicial, administrative, or arbitrational proceedings, against any assets of the Authority and the Guarantors or to compel the Tribe to return any prohibited payment made to the Tribe as described in Section 12.02(c) hereof. Subject to the foregoing, the Tribe, the Authority and the Guarantors waive their respective sovereign immunity from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action, by any person with standing to maintain an action, to interpret or enforce the terms of this Indenture, the Notes or the Security Documents, and to enforce and execute any judgment resulting therefrom against the Authority and the Guarantors or the assets of the Authority and the Guarantors. Notwithstanding any other provision of law or canon of construction, the Tribe, the Authority and the Guarantors each intend this waiver to be interpreted liberally to permit the full litigation of disputes arising under or out of this Indenture or the Notes. Without limiting the generality of the foregoing, the Tribe, the Authority and the Guarantors waive their immunity from unconsented suit to permit the maintenance of the following actions:

(a) Courts. The Tribe, the Authority and the Guarantors each waive their immunity from unconsented suit to permit any court of competent jurisdiction to (i) enforce and interpret the terms of this Indenture, the Notes and the Security Documents, and award and enforce the award of damages against the Authority or the Guarantors owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings, or arbitration; (ii) determine whether any consent or approval of the Tribe, the Authority or the Guarantors has been improperly granted or unreasonably withheld; (iii) enforce any judgment prohibiting the Tribe, the Authority or the Guarantors from taking any action, or mandating or obligating the Tribe, the Authority or the Guarantors to take any action, including a judgment compelling the Tribe, the Authority or the Guarantors to submit to binding arbitration; and (iv) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. § 1302 (or any successor statute).

(b) Arbitration. The Tribe, the Authority and the Guarantors each waive their immunity from unconsented suit to permit arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association, whenever and to the extent any agreement to submit a matter to arbitration is made by the Tribe or by the Authority, to (i) enforce and interpret the terms of this Indenture, the Notes and the Security Documents, and to award and enforce the award of any damages owing as a consequence thereof; (ii) determine whether any consent or approval of the Tribe, the Authority or the Guarantors has been unreasonably withheld; and (iii) enforce any judgment prohibiting the Tribe, the Authority or the Guarantors from taking any action, or mandating or obligating the Tribe, the Authority or the Guarantors to take any action, including a judgment compelling the Tribe, the Authority or the Guarantors to submit to binding arbitration.

Section 13.08. No Personal Liability of Directors, Officers, Employees and Stockholders.

Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority or the Tribe or holder of an Ownership Interest of the Authority, any Guarantor or the Tribe, as such, shall have any liability for any obligations of the Authority or such Guarantor under the Notes, the Guarantees, if any, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.09. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 13.10. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Authority or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11. Successors.

All agreements of the Authority in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

Section 13.12. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.14. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Accepted and Agreed to as of the date above written:

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/S/ MARILYNN R. MALERBA
Name: Marilynn R. Malerba
Title: Chairwoman

MOHEGAN BASKETBALL CLUB LLC

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

MOHEGAN COMMERCIAL VENTURES PA, LLC

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

DOWNS RACING, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

BACKSIDE, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

MILL CREEK LAND, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

NORTHEAST CONCESSIONS, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

MOHEGAN VENTURES-NORTHWEST, LLC

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

MOHEGAN GOLF, LLC

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

MOHEGAN VENTURES WISCONSIN, LLC

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

WISCONSIN TRIBAL GAMING, LLC

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

MTGA GAMING, LLC

By:	/S/ MITCHELL G. ETESS
Name: Mitchell G. Etess
Title: Manager

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT
(solely with respect to its obligations under Article 12 and Section 13.07 hereof)

By:	/S/ MARILYNN R. MALERBA
Name: Marilynn R. Malerba
Title: Chairwoman

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:	/S/ CAUNA M. SILVA
Name: Cauna M. Silva
Title: Vice President

SCHEDULE I

Mortgaged Property

EXHIBIT A

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE AUTHORITY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AUTHORITY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,

(2) AGREES THAT IT WILL NOT, WITHIN, THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN CONNECTION WITH ANY TRANSFER THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

[THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE. THE HOLDER OF THIS NOTE BY ACCEPTANCE HEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT IF IT IS A PURCHASER IN A SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OF THE SECURITIES ACT, IT ACKNOWLEDGES THAT, UNTIL EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” WITHIN THE MEANING OF RULE 903 OF REGULATION S, ANY OFFER OR SALE OF THIS NOTE SHALL NOT BE MADE BY IT TO A U.S. PERSON TO OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON WITHIN THE MEANING OF RULE 902(k) UNDER THE SECURITIES ACT.]

[THIS SECURITY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH SECURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: GENERAL COUNSEL, MOHEGAN TRIBAL GAMING AUTHORITY, ONE MOHEGAN SUN BOULEVARD, UNCASVILLE, CONNECTICUT 06382, TELEPHONE NUMBER (860) 862-5997.]

A-2

[Face of Note]

11 1/2% Second Lien Senior Secured Note due 2017

CUSIP [            ]

No.	$

MOHEGAN TRIBAL GAMING AUTHORITY

promises to pay to

or registered assigns,

the principal sum of

Dollars on November 1, 2017

Interest Payment Dates: May 1 and November 1,

Record Dates: April 15 and October 15

Dated:

MOHEGAN TRIBAL GAMING AUTHORITY

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

A-3

[Back of Note]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Mohegan Tribal Gaming Authority (the “Authority”) promises to pay interest on the principal amount of this Note at 11 1/2% per annum from October 26, 2009 until maturity. The Authority will pay interest semi-annually in arrears on May 1 and November 1 each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”) to the holders of record on the preceding April 15 and October 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 1, 2010. The Authority shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Authority will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Authority maintained for such purpose within or without the City and State of New York, or, at the option of the Authority, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall hold at least $1.0 million in principal amount of Notes and have provided wire transfer instructions to the Authority and the Paying Agent. Such payment shall be made in accordance with those instructions.

3. PAYING AGENT AND REGISTRAR. Initially, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Authority may change any Paying Agent or Registrar without notice to any Holder. The Authority may act as Paying Agent or Registrar.

4. INDENTURE. The Authority issued the Notes under an Indenture dated as of October 26, 2009 (“Indenture”) among the Authority, The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

(a) At any time prior to November 1, 2013, the Authority shall have the option to redeem the Notes, in whole or in part, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points;

plus accrued and unpaid interest thereon to the Redemption Date.

(b) At any time or from time to time on or after November 1, 2013, the Authority shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2013	105.750%
2014	102.875%
2015 and thereafter	100.000%

(c) Notwithstanding any other provisions of Article 3 of the Indenture, if any Gaming Regulatory Authority requires that a Holder or beneficial owner of the Notes be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any gaming license or franchise of the Authority under any applicable gaming laws, and the Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Regulatory Authority (or such lesser period that may be required by such Gaming Regulatory Authority) or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Authority has the right, at its option, (i) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Regulatory Authority (or such earlier date as may be required by the applicable Gaming Regulatory Authority); or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to the least of (1) the principal amount thereof, (2) the price at which such Holder or beneficial owner acquired the Notes and (3) the current market price of the Notes, together with, in either case, accrued and unpaid interest to the earlier of the date of redemption or the date of the finding of unsuitability by such Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Regulatory Authority. The Authority shall not be required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for any such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses shall be the obligation of such Holder or beneficial owner.

6. MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Authority shall not be required to make mandatory redemption payments with respect to the Notes.

7. REPURCHASE AT OPTION HOLDER.

(a) If there is a Change of Control, the Authority shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 20 Business Days following any Change of Control, the Authority shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Authority or a Restricted Subsidiary consummates any Asset Sales of Collateral, within five Business Days of each date on which the aggregate amount of Collateral Excess Proceeds exceeds $15.0 million, the Authority will make an offer to repurchase the Notes, together with any senior secured Indebtedness ranking pari passu with the Notes and containing similar provisions requiring the Authority to make an offer to purchase such pari passu senior secured Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such pari passu senior secured Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Collateral Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Collateral Asset Sale Offer Price”). The offer price in any Collateral Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash, in accordance with the procedures set forth in this Indenture and such other pari passu senior secured Indebtedness. To the extent that any Collateral Excess Proceeds remain after consummation of an Collateral Asset Sale Offer, the Authority may use such Collateral Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents. If the aggregate principal amount of Notes and such other pari passu senior secured Indebtedness tendered into such Collateral Asset Sale Offer surrendered by holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes and such other pari passu senior secured Indebtedness (to the extent that such other senior secured Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

(c) If the Authority or a Restricted Subsidiary consummates any Asset Sales of non-Collateral, within five Business Days of each date on which the aggregate amount of Collateral Excess Proceeds exceeds $15.0 million, the Authority will make an offer to repurchase the Notes, together with any senior Indebtedness ranking pari passu with the Notes and containing similar provisions requiring the Authority to make an offer to purchase such pari passu senior

Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such pari passu senior Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Non-Collateral Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Non-Collateral Asset Sale Offer Price”). The offer price in any Non-Collateral Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash, in accordance with the procedures set forth in the Indenture and such other pari passu senior Indebtedness. To the extent that any Non-Collateral Excess Proceeds remain after consummation of a Non-Collateral Asset Sale Offer, the Authority may use such Non-Collateral Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents. If the aggregate principal amount of Notes and such other pari passu senior Indebtedness tendered into such Non-Collateral Asset Sale Offer surrendered by holders thereof exceeds the amount of Non-Collateral Excess Proceeds, the Trustee shall select the Notes and such other pari passu senior Indebtedness (to the extent that such other senior Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such Non-Collateral Asset Sale Offer, the amount of Non-Collateral Excess Proceeds shall be reset at zero.

8. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Authority may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Authority need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Authority need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Authority’s or Subsidiary Guarantor’s obligations to Holders of the Notes by a successor to the Authority or such Subsidiary Guarantor in the case of a merger, consolidation or sale of all or substantially all of the Authority’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder or to allow any Subsidiary to execute a supplemental indenture relating to a Subsidiary Guarantee and to execute a Subsidiary Guarantee.

12. DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes; (iii) failure by the Authority or any of its Restricted Subsidiaries to comply with Section 4.10 or 5.01 of the Indenture; (iv) failure by the Authority or any of its Restricted Subsidiaries to observe or perform (A) the provisions of the Security Documents and the provisions of any covenant described in Section 4.07 or 4.09 of the Indenture for 30 days after notice to the Authority by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class or (B) any other covenant, representation, warranty or other agreement in the Indenture or the Notes for 60 days after notice to the Authority by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (v) default under certain other agreements relating to Indebtedness of the Authority or any of its Restricted Subsidiaries which default (A) is caused by a Payment Default or (B) results in the acceleration of such Indebtedness prior to its express maturity; and in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vi) certain final judgments for the payment of money in excess of $50.0 million that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Authority or any of its Restricted Subsidiaries; (viii) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort; (ix) cessation of gaming operations for a period of more than 90 consecutive days at the Resort (other than as a result of a casualty loss); (x) the Lease ceases to be in full force and effect; (xi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor or any Person acting on its behalf shall deny or disaffirm its obligations under such Subsidiary Guarantor’s Subsidiary Guarantee; (xii) failure by the Tribe to comply with the provisions of Article 12 for 30 days after notice to the Authority and the Tribe by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; and (x) (a) any Security Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or is declared null and void, other than in accordance with the terms of the relevant Security Document; or (b) except as permitted by the Indenture, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Prior Liens; or (c) the Authority or any Restricted Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Authority or any Restricted Subsidiary set forth in or arising under any Security Document. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Authority is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Authority is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH AUTHORITY. Subject to Section 7.03 of the Indenture, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Authority or its Affiliates, and may otherwise deal with the Authority or its Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A controlling person, director, officer, employee or holder of an Ownership Interest of the Authority, as such, shall not have any liability for any obligations of the Authority under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Authority has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Authority will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

            (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Authority. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Authority pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐     Section 4.10                                         ☐     Section 4.15

If you want to elect to have only part of the Note purchased by the Authority pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

U.S. Bank National Association

225 Asylum Street - 23rd Floor

Hartford, CT, 06103

Re:	11 1/2 % Second Lien Senior Secured Notes due 2017

Reference is hereby made to the Indenture, dated as of October 26, 2009 (the “Indenture”), among the Mohegan Tribal Gaming Authority, as issuer (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P., Mohegan Commercial Ventures PA, LLC, Mohegan Basketball Club, LLC, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC, as guarantors (the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $              in such Note[s] or interests (the “Transfer”), to              (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act; (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Authority or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Authority.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP ), or

		(ii)	☐ Regulation S Global Note (CUSIP ), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP ), or

		(ii)	☐ Regulation S Global Note (CUSIP ), or

		(iii)	☐ Unrestricted Global Note (CUSIP ); or

	(b)	☐	a Restricted Definitive Note; or

	(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

U.S. Bank National Association

225 Asylum Street - 23rd Floor

Hartford, CT, 06103

Re:	11 1/2 % Second Lien Senior Secured Notes due 2017

(CUSIP                     )

Reference is hereby made to the Indenture, dated as of October 26, 2009 (the “Indenture”) among the Mohegan Tribal Gaming Authority, as issuer (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P., Mohegan Commercial Ventures PA, LLC, Mohegan Basketball Club, LLC, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC, as guarantors (the “Subsidiary Guarantors”), and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

             (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $              in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Authority.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF NOTATION OF SUBSIDIARY GUARANTEE ON NOTE

Each Subsidiary Guarantor (as defined in the Indenture) has jointly and severally unconditionally guaranteed on a senior basis (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity or an Interest Payment Date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal and premium of, and interest, to the extent lawful, on the Notes and (c) that in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension of renewal, whether at stated maturity, by acceleration or otherwise.

Notwithstanding the foregoing, in the event that a Subsidiary Guarantor’s Subsidiary Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of such Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to such amount as will not, after giving effect thereto, and to all other liabilities of such Subsidiary Guarantor, result in such amount constituting a fraudulent transfer or conveyance.

The Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which the Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual or facsimile signature of one of its authorized officers.

Dated: ____________

DOWNS RACING, L.P.

By:
Name: Title:

BACKSIDE, L.P.

By:
Name: Title:

MILL CREEK LAND, L.P.

By:
Name: Title:

NORTHEAST CONCESSIONS, L.P.

By:
Name: Title:

MOHEGAN COMMERCIAL VENTURES PA, LLC

By:
Name: Title:

MOHEGAN BASKETBALL CLUB, LLC

By:
Name: Title:

MOHEGAN VENTURES-NORTHWEST, LLC

By:
Name: Title:

MOHEGAN GOLF, LLC

By:
Name: Title:

MOHEGAN VENTURES WISCONSIN, LLC

By:
Name: Title:

WISCONSIN TRIBAL GAMING, LLC

By:
Name: Title:

MTGA GAMING, LLC

By:
Name: Title:

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , among              (the “Subsidiary Guarantor”), a subsidiary of the Mohegan Tribal Gaming Authority (or its permitted successor), (the “Authority”), the Authority, the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Authority has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 26, 2009 providing for the issuance of an aggregate principal amount of up to $200,000,000 of 11 1 /2% Second Lien Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Authority’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. INDENTURE PROVISION PURSUANT TO WHICH GUARANTEE IS GIVEN. This Supplemental Indenture is being executed and delivered pursuant to Section 4.20 of the Indenture.

3. AGREEMENT TO GUARANTEE. The Subsidiary Guarantor hereby agrees as follows:

(a) The Subsidiary Guarantor, jointly and severally with all other Subsidiary Guarantors, if any, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Authority hereunder or thereunder, that:

(i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Authority to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately, in each case to the extent lawful.

Notwithstanding the foregoing, in the event that this Subsidiary Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Subsidiary Guarantor under this Supplemental Indenture and its Subsidiary Guarantee shall be limited to such amount as will not, after giving effect thereto, and to all other liabilities of the Subsidiary Guarantor, result in such amount constituting a fraudulent transfer or conveyance.

4. EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEES.

(a) To evidence its Subsidiary Guarantee set forth in this Supplemental Indenture, the Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee shall be endorsed by an officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee after the date hereof.

(b) Notwithstanding the foregoing, the Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth herein shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

(c) If an officer whose signature is on this Supplemental Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

(d) The delivery of the Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Subsidiary Guarantee set forth in this Supplemental Indenture on behalf of the Subsidiary Guarantor.

(e) The Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, regardless of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Authority, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor in each case to the extent lawful.

(f) The Subsidiary Guarantor hereby waives, to the extent lawful, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Authority, any right to require a proceeding first against the Authority, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee made pursuant to this Supplemental Indenture will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture or pursuant to Section 5(b) of this Supplemental Indenture.

(g) If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Supplemental Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Subsidiary Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Subsidiary Guarantor, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

(h) The Subsidiary Guarantor hereby waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Authority or any other Subsidiary Guarantor as a result of any payment by such Subsidiary Guarantor under its Subsidiary Guarantee. The Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand:

(i) in each case, to the extent lawful, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Subsidiary Guarantee made pursuant to this Supplemental Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby; and

(ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of the Subsidiary Guarantee made pursuant to this Supplemental Indenture, in each case to the extent lawful.

(i) The Subsidiary Guarantor shall have the right to seek contribution from any other nonpaying Subsidiary Guarantor, if any, so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee made pursuant to this Supplemental Indenture.

(j) The Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture or this Subsidiary Guarantee; and the Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

5. SUBSIDIARY GUARANTOR MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

(a) Nothing contained in the Indenture, this Supplemental Indenture or in the Notes shall prevent any consolidation or merger of the Subsidiary Guarantor with or into the Authority or any other Subsidiary Guarantor or shall prevent any transfer, sale or conveyance of the property of the Subsidiary Guarantor as an entirety or substantially as an entirety, to the Authority or any other Subsidiary Guarantor.

(b) Except as set forth in Article 5 of the Indenture, upon the sale or disposition of all of the Capital Stock of the Subsidiary Guarantor by the Authority or a Subsidiary of the Authority, or upon the consolidation or merger of the Subsidiary Guarantor with or into any Person, or if a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, or the sale of all or substantially all of the assets of the Subsidiary Guarantor (in each case, other than with or to an Affiliate of the Authority), or upon a legal defeasance or covenant defeasance of the Notes, such Subsidiary Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under this Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder if no Default shall have occurred and be continuing; provided that in the event of an Asset Sale, the Net Cash Proceeds therefrom are treated in accordance with Section 4.10 of the Indenture and provided further that in the event of a redesignation of a Subsidiary, the transaction is in compliance with Section 4.07 of the Indenture. Except with respect to transactions set forth in the preceding sentence, the Authority and the Subsidiary Guarantor covenant and agree that upon any such consolidation, merger or transfer of assets, the performance of all covenants and conditions of this Supplemental Indenture to be performed by such Subsidiary Guarantor shall be expressly assumed by supplemental indenture satisfactory in form to the Trustee, by the corporation formed by such consolidation, or into which the Subsidiary Guarantor shall have merged, or by the corporation which shall have acquired such property. Upon receipt of an Officers’ Certificate of the Authority or the Subsidiary Guarantor, as the case may be, to the effect that the Authority or such Subsidiary Guarantor has complied with the first sentence of this Section 5(b), the Trustee shall execute any documents reasonably requested by the Authority or the Subsidiary Guarantor, at the cost of the Authority or such Subsidiary Guarantor, as the case may be, in order to evidence the release of such Subsidiary Guarantor from its obligations under its Senior Subsidiary Guarantee endorsed on the Notes and under the Indenture and this Supplemental Indenture.

6. NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF READINGS. The Section headings herein are for convenience only and shall not effect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ___________________, ___

[SUBSIDIARY GUARANTOR]

By:
Name: Title:

MOHEGAN TRIBAL GAMING AUTHORITY

By:
Name: Title:

[SUBSIDIARY GUARANTORS]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory